SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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[X]	Preliminary Proxy Statement	[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

Chico’s FAS, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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ABOUT THE ANNUAL MEETING
1. ELECTION OF CLASS I AND CLASS II DIRECTORS — ITEM ONE ON YOUR PROXY CARD
Directors Standing For Election
Directors Continuing in Office
Governance of the Company
Committees of the Board
Identifying and Evaluating Nominees for the Board
Communications to Non-Management Directors
Director Attendance at Annual Meeting
Compensation of Directors
2. PROPOSAL TO AMEND THE AMENDED AND RESTATED ARTICLES OF INCORPORATION — ITEM TWO ON YOUR PROXY CARD
3. PROPOSAL TO APPROVE THE COMPANY’S AMENDED AND RESTATED 2002 EMPLOYEE STOCK PURCHASE PLAN — ITEM THREE ON YOUR PROXY CARD
4. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS — ITEM FOUR ON YOUR PROXY CARD
Appointment Proposed for Ratification
Fees to Independent Accountants
AUDIT COMMITTEE REPORT
COMPENSATION COMMITTEE REPORT
PERFORMANCE GRAPH
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
SECURITY OWNERSHIP
STOCKHOLDER PROPOSALS FOR PRESENTATION AT THE 2005 ANNUAL MEETING
ANNEX I
ANNEX II

CHICO’S FAS, INC.
11215 Metro Parkway
Ft. Myers, Florida 33912

April 28, 2004

TO OUR STOCKHOLDERS:

          You are cordially invited to attend our 2004 Annual Meeting of Stockholders which will be held at the Sanibel Harbour Resort, 17260 Harbour Pointe Drive, Fort Myers, Florida, on June 22, 2004 at 2:00 P.M., local time.

          We have once again selected the Sanibel Harbour Resort as the venue for the annual meeting because it continues to serve as a particularly nice setting for our annual meeting. I look forward to this opportunity to let you become better acquainted with Chico’s, our directors and officers, our achievements and our plans for the future.

          Please read these materials so that you’ll know what we plan to do at the meeting. Also, please sign and return the accompanying proxy card. This way, your shares will be voted as you direct even if you can’t attend the meeting.

MARVIN J. GRALNICK
Chairman of the Board

CHICO’S FAS, INC.
11215 Metro Parkway
Ft. Myers, Florida 33912

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 22, 2004

To the Stockholders of Chico’s FAS, Inc.:

TIME	2:00 P.M., Local Time, on Tuesday, June 22, 2004

PLACE	Sanibel Harbour Resort
17206 Harbour Pointe Drive
Ft. Myers, Florida 33908

ITEMS OF BUSINESS	1.	To elect three Class II directors, each to serve for a three-year term and to elect one Class I director, to serve the remaining two years of a three-year term;

	2.	To approve the Articles of Amendment to the Amended and Restated Articles of Incorporation of Chico’s FAS, Inc. increasing the maximum number of directors authorized;

	3.	To ratify and approve the Amended and Restated Chico’s FAS, Inc. 2002 Employee Stock Purchase Plan;

	4.	To ratify the appointment of Ernst & Young LLP as the Company’s independent certified public accountants for the fiscal year ending January 29, 2005 (fiscal 2004); and

	5.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

RECORD DATE	You can vote if you are a stockholder of record on April 26, 2004.

ANNUAL REPORT	Our 2003 Annual Report, which is not a part of the proxy soliciting material, is enclosed.

PROXY VOTING	It is important that your shares be represented and voted at the Annual Meeting. Please vote by dating, signing and mailing the enclosed proxy promptly in the enclosed postage paid pre-addressed envelope. If you should be present at the meeting and desire to vote in person, you may withdraw your proxy.

By Order of the Board of Directors,

Charles J. Kleman
Secretary
April 28, 2004

CHICO’S FAS, INC.
11215 Metro Parkway
Ft. Myers, Florida 33912

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 22, 2004

To the Stockholders of	April 28, 2004
Chico’s FAS, Inc.:

          These proxy materials are delivered in connection with the solicitation by the Board of Directors of Chico’s FAS, Inc. (“Chico’s,” the “Company,” “we,” or “us”), a Florida corporation, of proxies to be voted at our 2004 Annual Meeting of Stockholders and at any adjournments or postponements thereof.

          You are invited to attend our Annual Meeting of Stockholders on June 22, 2004, beginning at 2:00 P.M., Local Time. The Annual Meeting will be held at the Sanibel Harbour Resort, Fort Myers, Florida. Stockholders will be admitted beginning at approximately 1:30 P.M.

          It is important that proxies be returned promptly to avoid unnecessary expense to the Company. Therefore, whether you plan to attend the Annual Meeting or not and regardless of the number of shares of stock you own, please date, sign and return the enclosed proxy promptly.

ABOUT THE ANNUAL MEETING

What is the purpose of the meeting?

          At the Annual Meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors, the Articles of Amendment to the Amended and Restated Articles of Incorporation, the amendment and restatement of the Chico’s FAS, Inc. 2002 Employee Stock Purchase Plan, and ratification of the Company’s independent certified public accountants. In addition, the Company’s management will report on the performance of the Company during the fiscal year ended January 31, 2004 and respond to questions from stockholders.

When are these materials being mailed?

     This proxy statement and the form of proxy are being mailed starting on approximately April 30, 2004.

What is a proxy?

          It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. The form of proxy card included with this proxy statement designates each of Marvin J. Gralnick, Scott A. Edmonds and Patricia Murphy Kerstein as proxies for the 2004 Annual Meeting.

What is a proxy statement?

          It is a document that SEC regulations require us to give you when we ask you to sign a proxy card designating individuals as proxies to vote on your behalf.

What is the difference between a stockholder of record and a stockholder who holds stock in street name?

          (a) If your shares are registered in your name, you are a stockholder of record. Owners of record receive their proxy materials from us. When you properly complete, sign and return your proxy card, you are instructing the named proxies to vote your shares in the manner you indicate on the proxy card.

          (b) If your shares are held in the name of your broker or other financial institution, which is usually the case if you hold your shares in a brokerage or similar account, your shares are held in “street name.” Your broker or other financial institution is the stockholder of record for your shares. As the holder of record, only your broker or other institution is authorized to vote or grant a proxy for your shares. Accordingly, if you wish to vote your shares in person, you must contact your broker or other institution to obtain the authority to do so. Street name holders receive their proxy materials from their broker or other institution. When you properly complete, sign and return your proxy card, you are giving your broker or other financial institution instructions on how to vote the shares they hold for you.

What is the record date and what does it mean?

          Owners of record of common stock at the close of business on the “record date” are entitled to:

          (a) receive notice of the meeting, and

          (b) vote at the meeting and any adjournments or postponements of the meeting.

          The record date for the 2004 Annual Meeting is April 26, 2004. The record date is established by the Board of Directors as required by law and the Company’s Articles of Incorporation and By-laws.

What are abstentions and broker non-votes?

          An abstention occurs when a stockholder of record (which may be a broker or other nominee of a street name holder) is present at a meeting (or deemed present) but fails to vote on a proposal, indicates that the stockholder abstains from voting on the proposal, or withholds authority from proxies to vote for director nominees while failing to vote for other eligible candidates in their place. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the street name owner of the shares.

What constitutes a “quorum” for the meeting?

          At least a certain number of shares must be present or represented by proxy at a meeting before any stockholder vote at the meeting can be effective. A quorum is necessary to conduct business at the meeting. For the Annual Meeting, a majority of the outstanding shares of common stock present or represented by proxy will constitute a quorum. You are part of the quorum if you have voted by proxy. Abstentions, broker non-votes and votes withheld from director nominees count as “shares present” at the meeting for purposes of determining a quorum. However, abstentions and broker non-votes do not count in the voting results.

Who is entitled to vote and how many votes do I have?

          If you are a common stockholder of record at the close of business on the record date, you can vote. For each matter presented for vote, you have one vote for each share you own. If you are a holder in street name at the close of business on the record date, you generally will have the right to instruct your broker or other financial institution how to vote your shares, although specific procedures depend on the terms of your account arrangement. As of the record date, there were           common shares outstanding. Each common share is entitled to one vote on each matter properly brought before the Annual Meeting. Shares of common stock, par value $.01 per share, are the only outstanding voting securities of the Company.

How do I vote my shares?

          Stockholders of record can vote by:

•	returning a completed proxy card by mail to Registrar and Transfer Company, Attn: Proxy Department, P.O. Box 1159, Cranford, New Jersey 07016-9748;

•	delivering a completed proxy card to an inspector of election prior to the Annual Meeting; or

•	completing a ballot and returning it to an inspector of election during the Annual Meeting.

          If you hold your shares in street name, you can vote by submitting a voting instruction card to your broker or other institution in accordance with the procedures and requirements applicable to your account. If your shares are held in street name and you wish to cast your vote in person at the Annual Meeting, you must either (i) obtain a “legal proxy,” executed in your favor, from the bank, broker, or nominee, as the case may be, or (ii) obtain a proxy direction form from the bank, broker, or nominee, as the case may be, and follow the instructions on the form so as to provide such bank, broker or nominee with your directions as to how you want such shares to be voted.

Can I vote by telephone or electronically?

          The Company has not established procedures to allow telephone or electronic voting by stockholders of record, but we may do so for future stockholder meetings if we determine that the added convenience to our stockholders would justify the additional costs to the Company associated with these voting methods.

          Street name holders may vote by telephone or the Internet if their bank or broker makes those methods available, in which case your bank or broker will enclose the instructions with this proxy statement.

Can I change my vote?

          You may revoke your proxy or change your voting instructions before the time of voting at the meeting in several ways.

          If you are a stockholder of record, you may revoke or change your proxy instructions at any time prior to the vote at the Annual Meeting. To do so:

•	mail a revised proxy card dated later than the prior one;

•	give us written notice of your change or revocation; or

•	attend the Annual Meeting and vote in person.

          If you hold your shares in street name, you may revoke or change your proxy instructions at any time prior to the vote at the Annual Meeting by submitting new voting instructions to your broker or other institution in accordance with the procedures and requirements applicable to your account.

If I submit a proxy, how will my shares be voted?

          If you submit a properly executed proxy card, the individuals named on the card, as your proxies, will vote your shares in the manner you indicate. If you sign and return the card without indicating your instructions, your shares will be voted for the election of the three nominees to serve three-year terms on our Board of Directors, for the election of the one nominee to serve the remaining two years of a three-year term on our Board of Directors, for approval of the amendment to the Amended and Restated Articles of Incorporation, for ratification and approval of the Amended and Restated Chico’s FAS, Inc. 2002 Employee Stock Purchase Plan, for ratification of the appointment of Ernst & Young LLP as the Company’s independent certified public accountants for the fiscal year ending January 29, 2005 (fiscal 2004), and otherwise as recommended by the Board of Directors.

          Your vote is important. Whether or not you plan to attend the meeting, we encourage you to vote by proxy as soon as possible.

What are the Board’s recommendations?

     The Board’s recommendations regarding the proposals to be considered at the Annual Meeting are set forth together with the descriptions of the proposals in this proxy statement. In summary, the Board recommends a vote:

•	for election of the nominees for the Class II Director positions (see page ).

•	for election of the nominee for the Class I Director position (see page ).

•	for approval of the Articles of Amendment to the Amended and Restated Articles of Incorporation (see page ).

•	for ratification and approval of the Amended and Restated Chico’s FAS, Inc. 2002 Employee Stock Purchase Plan (see page ).

•	for ratification of the appointment of Ernst & Young LLP as the Company’s independent certified public accountants for the fiscal year ending January 29, 2005 (fiscal 2004) (see page ).

          With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion. At the date this proxy statement went to press, we did not know of any other matter to be raised at the Annual Meeting.

What vote is required to approve each item?

          Election of Directors. Directors shall be elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, even though it will be counted for purposes of determining whether there is a quorum present at the Annual Meeting.

          Approval of Amendment to Amended and Restated Articles of Incorporation. The Articles of Amendment to the Amended and Restated Articles of Incorporation will be approved if the number of votes cast “FOR” approval is at least 66-2/3% of the number of shares of common stock outstanding that are eligible to vote.

          Ratification and Approval of Amended and Restated Employee Stock Purchase Plan. The Amended and Restated Chico’s FAS, Inc. 2002 Employee Stock Purchase Plan will be ratified and approved if the number of votes cast “FOR” ratification and approval by holders entitled to vote exceeds the number of votes cast opposing the ratification and approval.

          Ratification of Appointment of Accountants. The appointment of Ernst & Young LLP as the Company’s independent certified public accountants for the fiscal year ending January 29, 2005 will be ratified if the number of votes cast “FOR” ratification of the appointment by holders entitled to vote exceeds the number of votes cast opposing the ratification of the appointment.

          Other Items. If any other item requiring a stockholder vote should come before the meeting, the item will be approved if the number of shares voting for the item is greater than the number of shares voting against the item.

          A properly executed proxy marked “ABSTAIN” with respect to any matter will not be voted, even though it will be counted for purposes of determining whether there is a quorum present at the Annual Meeting. Accordingly, for purposes of any vote, an abstention will have the same effect as does a share that is not present or is not voted.

Are votes confidential? Who counts the votes?

          The votes of all stockholders are held in confidence from directors, officers and employees, except:

(a)	as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company,

(b)	in case of a contested proxy solicitation,

(c)	if a stockholder makes a written comment on the proxy card or otherwise communicates his/her vote to management, or

(d)	to allow the independent inspectors of election to certify the results of the vote.

          All votes will be tabulated by employees of The Registrar and Transfer Company, the Company’s transfer agent for the common stock, whose representatives will serve as one or more of the inspectors of election.

How are abstentions and broker non-votes counted when tabulating the vote?

          Abstentions and broker non-votes do not count as votes and are not included in any vote totals for directors or for or against any other matter. Accordingly, abstentions and broker non-votes do not affect the outcome of any vote.

Who is paying for the preparation and mailing of the proxy materials and how will solicitations be made?

          We will pay the expenses of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, mail, electronic transmission, facsimile transmission or telegram. The Company will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to stockholders and the Company will reimburse such institutions for their out-of-pocket expenses incurred thereby. The Company has not engaged any outside service provider to assist in the solicitation of proxies.

Does each stockholder receive his or her own copy of the 2003 Annual Report and this proxy statement?

          In some cases we may send only one annual report and proxy statement to an address shared by two or more stockholders, unless we have received contrary instructions from one or more stockholders at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you are a stockholder of record residing at such an address and you wish to receive a separate copy of our 2003 Annual Report or this proxy statement, please contact Sherry Terzian by phone at (239) 274-4425 or in writing at 11215 Metro Parkway, Ft. Myers, Florida 33912 and we will promptly send you separate copies. If we have been sending only one annual report and proxy statement to your household but you or another stockholder in the household wishes to receive separate copies of annual reports and/or proxy statements in the future, please contact us in the same manner. Please also contact us if your household receives multiple copies of our annual report and proxy statement and you would prefer that we send only one copy for the entire household.

1.	ELECTION OF CLASS I AND CLASS II DIRECTORS - ITEM ONE ON YOUR PROXY CARD

Directors Standing For Election

          The full Board is currently comprised of eight directors. The Board is divided into three classes with Class I and II each having three directors and Class III having two directors. Directors are generally elected for three-year terms.

          The term of the existing Class II directors, Helene B. Gralnick, Verna K. Gibson and Betsy S. Atkins, expires at the 2004 Annual Meeting. In addition, under applicable Florida law, the stockholders must vote to fill the remaining two years of the term of the Class I director seat currently occupied by Scott A. Edmonds who was appointed by the Board in January 2004 to a newly created Class I director seat. The other Class I directors, Charles J. Kleman and Ross E. Roeder, serve until the annual meeting of stockholders in 2006 and the Class III directors, Marvin J. Gralnick and John W. Burden, serve until the annual meeting of stockholders in 2005.

          The election of the three Class II directors, and the election of the one Class I director to fill the remaining two-year term of the newly created Class I director seat, will take place at the 2004 Annual Meeting. At its meeting of January 23, 2004, the Board approved the recommendation of the Corporate Governance Committee that the following persons stand for election at the 2004 Annual Meeting:

Class II Director Seats

Helene B. Gralnick
Verna K. Gibson
Betsy S. Atkins

Class I Director Seat

Scott A. Edmonds

          If elected, each of the three Class II director nominees will serve on the Board until the annual meeting of stockholders in 2007, or until their successors are duly elected and qualified, and the one Class I director nominee will serve on the Board until the annual meeting of stockholders in 2006, or until his successor is duly elected and qualified. All nominees are currently serving as directors of the Board. If any of the four nominees should become unable to accept election, the persons named as proxies in the proxy card may vote for such other person(s) as may be designated by the Board or as they may determine. Management has no reason to believe that any of the four nominees for election below will be unable to serve.

          The persons named in the enclosed form of proxy intend, unless otherwise directed, to vote such proxy “FOR” the election of Helene B. Gralnick, Verna K. Gibson, and Betsy S. Atkins as Class II directors of the Company, and “FOR” the election of Scott A. Edmonds, as a Class I director of the Company, each to serve for the respective term described above.

          Each of the proposed nominees for election as directors has consented to serve if elected. If, as a result of circumstances not now known or foreseen, any of the nominees becomes unable or unwilling to serve as a director, proxies may be voted for the election of such other person or persons as the Board of Directors may select. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THESE NOMINEES FOR ELECTION AS DIRECTORS. The nominees that receive a plurality of the votes cast by the shares entitled to vote at the Annual Meeting shall be elected as the directors.

Nominees for election at this meeting to terms expiring in 2006:

          Scott A. Edmonds, 46, is President and Chief Executive Officer of the Company. Mr. Edmonds has been employed by the Company since September 1993, when he was hired as Operations Manager. In February 1994, he was elected to the position of Vice President-Operations and, effective January 1, 1996, he was promoted to the position of Senior Vice President-Operations. In February 2000, Mr. Edmonds was further promoted to Chief Operating Officer, in September 2001, Mr. Edmonds was promoted to President, and in September 2003, Mr. Edmonds was appointed to the additional office of Chief Executive Officer. Prior to joining the Company in 1993, Mr. Edmonds was employed by Ferguson Enterprises, Inc., a plumbing and electrical wholesale company, since 1980. His last position with Ferguson was President of the Ft. Myers, Florida Division.

     Director since 2004.

Nominees for election at this meeting to terms expiring in 2007:

          Helene B. Gralnick, 56, served as Senior Vice President-Design and Concept for the Company from February 1995 until recently in March 2004 when she stepped down from her management positions. Since early March 2004, Ms. Gralnick has been engaged by the Company on an at-will basis to provide her assistance, guidance and direction, as needed. Ms. Gralnick was a co-founder of the Company, together with her husband, Marvin J. Gralnick, and has served the Company in various senior executive capacities throughout its history. She was first elected Vice President/Secretary in 1983. Ms. Gralnick was elected as Senior Vice President-Merchandise Concept in 1992. In September 1993, Ms. Gralnick stepped down from all officer positions with the Company. In connection with the resignation of the then current Chief Executive Officer and President of the Company in November 1994, Ms. Gralnick returned to the Company on a full time basis to head up merchandise design, marketing and image for the Company and took on the position of Senior Vice President-Design and Concept in February 1995.

     Director since 1983.

          Verna K. Gibson, 61, presently is a retailing consultant. From 1985 to 1991, Ms. Gibson was President and Chief Executive Officer of the Limited Stores Division of The Limited, Inc., a retail apparel specialty chain. From January 1991 through 1995, she served as President of Outlook Consulting Int., Inc. and in January 1999, she resumed the position of President of Outlook Consulting Int., Inc. From December 1994 to July 1996, Ms. Gibson was the Chairman of the Board of Petrie Retail, Inc. From 1993 to fall 1999, Ms. Gibson was a partner of Retail Options, Inc., a New York based retail consulting firm.

     Director since 1993.

          Betsy S. Atkins, 49, is the Chief Executive Officer of Baja Accordiant Ventures, an independent venture capital firm focused on the technology and life sciences industry since 1994. Prior to 1994 Ms. Atkins was Chairman and Chief Executive Officer of NCI, Inc. a functional food/nutraceutical company from 1991 through 1993. Ms. Atkins was a co-founder of Ascend Communications, Inc. in 1989, a member of their Board of Directors, and served as its Worldwide Sales, Marketing and International Sr. Vice President prior to its acquisition by Lucent Technologies in 1999. Ms. Atkins currently also serves on the Boards of Directors of Polycom, Inc., UTStarcom, McData Corp. and Paychex, Inc. Ms. Atkins publishes and keynote speaks on corporate board governance best practices for the National Association of Corporate Directors. Ms. Atkins is also a Presidential-appointee to the Pension Benefit Guaranty Corporation advisory committee, and a Governor-appointed member of the Florida International University Board of Trustees. Ms. Atkins was recommended as a director nominee by Mr. Edmonds with approval by Ms. Gibson.

     Director since 2004.

Directors Continuing in Office

Directors whose present terms continue until 2005:

          Marvin J. Gralnick, 69, is Chairman of the Board of the Company. Mr. Gralnick, together with his wife, Helene B. Gralnick, founded the Company in December 1983. He served the Company as its Chief Executive Officer until he stepped down in September 1993. In connection with the resignation of the then current Chief Executive Officer and President of the Company in November 1994, Mr. Gralnick returned to the Company on a full time basis to head up merchandise design, marketing and image for the Company. In February 1995, Mr. Gralnick reassumed the role of Chief Executive Officer and served in that position until September 2003, at which time Scott A. Edmonds was promoted to Chief Executive Officer. In March 1997, Mr. Gralnick reassumed the position of President and served in that position until September 2001, at which time Mr. Edmonds was promoted to the position of President. Mr. Gralnick also served as President from the Company’s founding until 1990 when he became Chairman of the Board and was given the official title of Chief Executive Officer. Mr. and Ms. Gralnick’s vision and creative talents led the development and evolution of the Company’s philosophy and the design and feel of Chico’s merchandise and Chico’s stores through September 1, 1993 and again from November 1994 through September 2003. In addition to serving as Chairman, since early March 2004, Mr. Gralnick has been engaged by the Company on an at-will basis to provide his assistance, guidance and direction, as needed.

     Director since 1983.

          John W. Burden, 67, is currently an independent retailing consultant, having served as a consultant and partner in Retail Options, Inc. from November 1993 to December 1997. From December 1990 to March 1993, Mr. Burden’s principal occupation was as an officer in Pelican Palms Realty Company, a real estate sales company he owned. In 1990, he retired as the Chairman of both Federated Department Stores, Inc., and Allied Department Stores, Inc., following a 19 year career in various merchandising positions in the Federated organization, including President of Burdines and Chairman of the Abraham and Strauss Division. Prior to that time, he spent 12 years with Macy’s.

     Director since 1997.

Directors whose present terms continue until 2006:

          Charles J. Kleman, 53, is Chief Operating Officer, Executive Vice President-Finance, Chief Financial Officer, Treasurer and Secretary of the Company. Mr. Kleman has been employed by the Company since January 1989, when he was hired as the Company’s Controller. In 1991, he was elected as Vice President/Assistant Secretary. In 1992, Mr. Kleman was designated as the Company’s Chief Financial Officer. In September 1993, he was elected to the additional position of Secretary/Treasurer, served as Senior Vice President-Finance from January 1996 through November 1996, effective December 1996, was promoted to the position of Executive Vice President-Finance, and effective November 2003, was promoted to the additional position of Chief Operating Officer. Prior to joining the Company, Mr. Kleman was an independent accounting consultant in 1988, and from 1986 to 1988, Mr. Kleman was employed by Electronic Monitoring & Controls, Inc., a manufacturer and distributor of energy management systems, as its Vice President/Controller. Prior to 1986, Mr. Kleman was employed by various public accounting firms, spending over four years of that time with Arthur Andersen & Co. Mr. Kleman is responsible for real estate, store construction, facilities management, distribution center management, franchise relations, accounting, financial reporting, management information systems and investor relations.

     Director since 1993.

          Ross E. Roeder, 66, is Chairman and Chief Executive Officer of Smart & Final, Inc., having held these positions since 1999 and having served as a director of SFI Corporation, the parent corporation of Smart & Final, since 1984. From 1986 to 1998, Mr. Roeder served as a director of Morgan-Kaufman Publishers, Inc., a publisher of computer science text and reference books, and from 1993 to 1998 served as its Chairman of the Board. Since the late 1970’s, he also served and continues to serve as Chairman of the Board and Chief Executive Officer of MDR, Inc., International Consulting Group. From 1986 until February 1993, Mr. Roeder was President and Chief Executive Officer of Federal Construction Company. Mr. Roeder is also a director of Mercantile Bank.

     Director since 1997.

Governance of the Company

Board of Directors

          Corporate governance is typically defined as the system that allocates duties and authority among a company’s stockholders, board of directors and management. The stockholders elect the board and vote on extraordinary matters; the board is the Company’s governing body, responsible for hiring, overseeing and evaluating management, particularly the Chief Executive Officer; and management runs the Company’s day-to-day operations. Our Board of Directors currently consists of eight directors. The current Board members and nominees for election include four independent directors and four members of the Company’s senior management. The Company is engaged in a diligent search for an additional independent director, preferably one with financial experience who can qualify as a financial expert.

          The primary responsibilities of the Board of Directors are oversight, counseling and direction to the Company’s management in the long-term interests of Chico’s and its stockholders. The Board’s detailed responsibilities include: (a) selecting, regularly evaluating the performance of, and approving the compensation of the Chief Executive Officer and other senior executives; (b) planning for succession with respect to the position of Chief Executive Officer and monitoring management’s succession planning for other senior executives; (c) reviewing and, where appropriate, approving Chico’s major financial objectives, strategic and operating plans and actions; (d) overseeing the conduct of Chico’s business to evaluate whether the business is being properly managed; and (e) overseeing the processes for maintaining Chico’s integrity with regard to its financial statements and other public disclosures and compliance with law and ethics. The Board of Directors has delegated to the Chief Executive Officer, working with Chico’s other executive officers, the authority and responsibility for managing the Company’s business in a manner consistent with the Company’s standards and practices, and in accordance with any specific plans, instructions or directions of the Board. The Chief Executive Officer and management are responsible for seeking the advice and, in appropriate situations, the approval of the Board with respect to extraordinary actions to be undertaken by Chico’s.

Meetings

          The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The Board of Directors held eight meetings during the fiscal year ended January 31, 2004. During the fiscal year ended January 31, 2004, each incumbent director attended at least 75% of the total number of Board and Committee meetings.

          The non-employee directors of the Board also meet on a regular basis without the Chief Executive Officer or other members of management present.

Lead Director

          In August 2003, the Board created a new position of lead director, whose primary responsibility is to preside over periodic executive sessions of the Board in which management directors and other members of management do not participate. Verna K. Gibson is serving in the position of lead director and has been designated by the non-management members of the Board to continue serving in this position until at least the Company’s 2004 annual meeting of stockholders.

Independence

          In January 2004, the Board enhanced its corporate governance by adopting Corporate Governance Guidelines. The Guidelines adopted by the Board meet or exceed the new listing standards adopted in late 2003 by the New York Stock Exchange. The full text of the Corporate Governance Guidelines can be found under the Investors Relations portion of the Company’s website (www.chicos.com). A copy may also be obtained upon request from the Secretary of the Company.

          Pursuant to the Corporate Governance Guidelines, the Board undertook a review of director independence in March 2004. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The Board also examined transactions and relationships between directors or their affiliates and members of the Company’s senior management or their affiliates. As provided in the Corporate Governance Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

          As a result of this review, the Board affirmatively determined that four of the eight current directors (with four of the current directors being nominated for re-election at the annual meeting) are independent of the Company and its management under the standards set forth in the Corporate Governance Guidelines. Messrs. Edmonds and Kleman are considered inside directors because of their continued employment as senior executives of the Company. Mr. Gralnick and Ms. Gralnick are considered inside directors both because of their recent employment as senior executives of the Company and because of their continuation as at-will employees from and after early March 2004.

Committees of the Board

          The Board of Directors has a standing Corporate Governance Committee (which acts as the Company’s Nominating Committee), Audit Committee and Compensation and Benefits Committee.

Corporate Governance Committee

          The current members of the Corporate Governance Committee are Ms. Gibson (chair), Mr. Burden, Mr. Roeder and Ms. Atkins, with Ms. Atkins becoming a member upon her appointment to the Board in January 2004. The Corporate Governance Committee held five meetings during the fiscal year ended January 31, 2004. The Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of the Company’s Corporate Governance Guidelines. In addition, its principal responsibilities from the perspective of its role as a Nominating Committee are to interview, evaluate, nominate, and recommend individuals for membership on the Company’s Board of Directors and committees thereof, and to evaluate and provide input with respect to individuals to be elected as officers of the Company by the Board of Directors. The Committee also prepares and supervises the Board’s annual review of director independence and the Board’s performance self-evaluation. The charter of the Corporate Governance Committee is available under the Investors Relations portion of the Company’s website (www.chicos.com).

          All of the members of the Corporate Governance Committee have been determined to be independent within the meaning of the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines.

Audit Committee

          The current members of the Audit Committee are Mr. Roeder (chair), Ms. Gibson and Mr. Burden. The Audit Committee held eight meetings during the fiscal year ended January 31, 2004. The Audit Committee’s principal responsibilities are to assist the Board in its general oversight of Chico’s financial reporting, internal controls and audit functions. The Committee is directly responsible for the appointment, compensation and oversight of the work of the Company’s independent certified public accountants, reviews the annual audit of the Company’s financial statements and meets with the independent accountants from time to time in order to review the Company’s internal controls and financial management practices. During each fiscal year, at least one (and usually more) of the meetings between the Audit Committee and the independent accountants is held separately without management present. The Audit Committee has established policies and procedures for the engagement of the independent accountants to provide permissible non-audit services, which includes pre-approval of all permissible non-audit services to be provided by the independent accountants. The Audit Committee has the authority to hire its own outside legal and other advisors. A restated charter of the Audit Committee was recently adopted and this current charter is attached to this proxy statement as Annex I and is also available under the Investors Relations portion of the Company’s website (www.chicos.com).

          All members of the Audit Committee have been determined to be independent within the meaning of the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines. Newly created federal regulations require the Board to determine if a member of its Audit Committee is an “Audit Committee Financial Expert.” According to these new regulations, an audit committee member can be designated an Audit Committee Financial Expert only when the audit committee member satisfies five specified qualification requirements, such as experience in (or “experience actively supervising” others engaged in) preparing, auditing, analyzing, or evaluating financial statements presenting a level of accounting complexity comparable to what is encountered in connection with the Company’s financial statements. The regulations further require that such qualifications to have been acquired through specified means of experience or education. The Company’s Board of Directors has determined that the Company does not have an Audit Committee Financial Expert, within the meaning of the federal regulations, serving on its Audit Committee. Although a person with such qualifications does not serve on the Company’s Audit Committee, the members of the Company’s Audit Committee nevertheless have extensive experience in dealing with financial statements, accounting issues, internal controls and other matters relating to public companies and the Board has confidence in the ability and effectiveness of its Audit Committee. The Company is currently in the process of searching for a suitable independent director nominee who may qualify as an Audit Committee Financial Expert, and who may be added to the Company’s Board of Directors. The Board does not believe that the absence of an Audit Committee Financial Expert has negatively impacted the Company’s performance or the integrity of the Company’s financial statements. See the Audit Committee Report on page    for further information.

Compensation and Benefits Committee

          The current members of the Compensation and Benefits Committee are Mr. Burden (chair), Ms. Gibson, Mr. Roeder and Ms. Atkins. The Compensation and Benefits Committee held six meetings during the fiscal year ended January 31, 2004 and regularly acts by written consent. The principal responsibilities of the Compensation and Benefits Committee are to review and make recommendations to the Board of Directors concerning the compensation of all officers of the Company; to review and make recommendations with respect to the Company’s existing and proposed compensation and bonus plans, and to serve as the committee responsible for administering the Company’s 1992 Stock Option Plan, 1993 Stock Option Plan, Amended and Restated 2002 Employee Stock Purchase Plan, 2002 Omnibus Stock and Incentive Plan and Deferred Compensation Plan. The charter of the Compensation and Benefits Committee is available under the Investors Relations portion of the Company’s website (www.chicos.com).

          All of the members of the Compensation and Benefits Committee have been determined to be independent within the meaning of the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines.

Identifying and Evaluating Nominees for the Board

Selection of Director Candidates

          The Board is responsible for selecting director candidates. The Board has delegated the screening process to the Corporate Governance Committee, with the expectation that other members of the Board and executives will be asked to take part in the process as appropriate. Candidates recommended by the Corporate Governance Committee are subject to approval by the Board.

Stockholder Nominees

          The policy of the Corporate Governance Committee is to consider written recommendations from stockholders for positions on the Board of Directors. A stockholder who wishes to recommend a prospective nominee for the Board should notify the Secretary of the Company or any member of the Corporate Governance Committee in writing with whatever supporting material the stockholder considers appropriate, including the nominee’s name and qualifications for Board membership. In evaluating such nominations, the Corporate Governance Committee seeks to address the criteria set forth under “Director

Criteria” and “Director Obligations” below. The Corporate Governance Committee will also consider whether to nominate any person nominated by a stockholder pursuant to the provisions set forth in the Amended and Restated Articles of Incorporation of the Company relating to stockholder nominations. See - “Stockholder Proposals for Presentation at the 2005 Annual Meeting” for further information. The Company received no stockholder nominations in 2003.

Director Criteria

          The Company’s Corporate Governance Guidelines, which are available under the Investors Relations portion of the Company’s website (www.chicos.com), set forth the criteria that apply to Board candidates. The Corporate Governance Committee of the Board is responsible for reviewing with the Board the requisite skills and characteristics of new Board candidates in the context of the then current composition of the Board. This assessment includes experience in industry, finance, administration, operations and marketing, as well as diversity. Director candidates should be able to provide insights and practical wisdom based on their experience and expertise.

Director Obligations

          Directors are expected to prepare for, attend and participate in Board meetings and meetings of the committees of the Board of Directors on which they serve, to ask direct questions and require straight answers, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities and duties as directors. Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as a director. Service on other boards and other commitments are considered by the Corporate Governance Committee when reviewing Board candidates and in connection with the Board’s annual self-assessment process.

Identifying and Evaluating Nominees for Director Positions

          The Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director positions. The Corporate Governance Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Corporate Governance Committee considers various potential candidates for the director positions. Candidates may come to the attention of the Corporate Governance Committee through current Board members, current management, professional search firms, stockholders or other persons. Once the Corporate Governance Committee has identified a prospective nominee, the Committee will make an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the applicable criteria for directors. If the Committee determines, in consultation with the Chairman of the Board and other Board members, as appropriate, that additional consideration is warranted, it may ask Board members or engage third parties to gather additional information about the prospective nominee’s background and experience and to report the findings to the Committee. The Committee then evaluates the prospective nominee against the criteria set out in the Company’s Corporate Governance Guidelines. The Committee also considers such other relevant factors as it deems appropriate, including the backgrounds, qualifications and skills of existing Board members, the balance of management and independent directors, the need for Audit Committee expertise, and the Committee’s evaluation of other prospective nominees. In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, the

Chair of the Committee, one of the other independent directors, as well as the Chief Executive Officer and/or President, and others as appropriate, interview prospective nominees in person or by telephone. After completing these evaluations and interviews, the Committee deliberates and makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

Communications to Non-Management Directors

          Stockholders and other parties interested in communicating with the lead director or with the other non-management directors as a group may do so by writing to Lead Director, Chico’s FAS, Inc., 11215 Metro Parkway, Ft. Myers, Florida 33912. Letters addressed to the lead director or any of the other non-management directors will be routed to the corporate secretary who will review all such correspondence, will keep a file with copies of such correspondence (including a log thereof), will regularly forward such correspondence that, in the opinion of the corporate secretary, deals with the functions of the Board or committees thereof or that he or she otherwise determines requires their attention and may also provide each of the board members with summaries of all such correspondence. Directors may at any time review the file of such correspondence or the log of such correspondence and may request copies of any such correspondence.

          A separate process has been established for dealing with concerns relating to accounting, internal controls or auditing matters. Stockholders and other parties interested in communicating about any of these particular matters may alternatively submit such communications by calling in such report to a third party hotline that has been established by the Board of Directors (1-888-361-5813) and such reports will immediately be brought directly to the attention of the chair of the Company’s Audit Committee and separately to the head of the Company’s internal audit department. If instead a communication relating to accounting, internal controls or auditing matters is received in writing by the Company, the corporate secretary will promptly forward such written correspondence to the chair of the Company’s Audit Committee and separately to the head of the Company’s internal audit department. These particular reports, whether received through the hotline or in writing, will be handled in accordance with procedures established by the Company’s Audit Committee.

Director Attendance at Annual Meeting

          The Company has no policy with regard to Board members’ attendance at stockholders’ annual meetings; however, it has been the custom for Chico’s directors to attend the annual meeting of stockholders. All then current Board members attended the 2003 annual meeting of stockholders.

Code of Ethics

          The Company has a Code of Ethics, which is applicable to all employees of the Company, including the principal executive officer, the principal financial officer, the principal accounting officer and the directors. The Code of Ethics is available in the Investor Relations portion of the Company’s website (www.chicos.com). The Company intends to post amendments to or waivers from its Code of Ethics (to the extent applicable to the Company’s chief executive officer, principal financial officer, principal accounting officer or its directors) at this location on its website.

Compensation of Directors

          Base Compensation and Benefits. Each non-management director receives an annual retainer of $40,000, an additional $1,000 for each board and committee meeting attended, whether in person or by telephone, and an additional $1,000 for each additional day of any such meeting. Each non-management director who serves as a committee chair receives an additional annual retainer of $10,000, and the lead director receives an additional annual retainer of $20,000. Beginning on March 1, 2004, Mr. Gralnick and Ms. Gralnick are counted as being within the group of non-management directors as a result of their retirement as officers of the Company. All directors are also entitled to reimbursement of their reasonable out-of-pocket expenses for attendance at board and committee meetings. Non-employee directors may also elect to participate in the Company’s health insurance program with coverage provided for the director and his or her dependents and with the cost thereof paid by the Company. During the last fiscal year, Ms. Gibson participated in this program.

          Stock Options. Each year following the annual meeting of stockholders, each continuing non-employee director receives an automatic grant of stock options to purchase 10,000 shares of common stock. In the fiscal year ended January 31, 2004, Ms. Gibson and Messrs. Burden and Roeder received automatic grants under the Company’s 2002 Omnibus Stock and Incentive Plan. Each such option grant, which vested in full on December 24, 2003 and has a ten-year term, permits the holder to purchase shares at their fair market value on the date of grant, which in the case of these particular stock options was $19.73.

          Each new non-employee director receives 10,000 options upon election or appointment. Ms. Atkins, upon her appointment to the Board of Directors on January 23, 2004, received a grant of 10,000 options under the Company’s 2002 Omnibus Stock and Incentive Plan, which vest in full on the date of the Company’s 2005 Annual Meeting of Stockholders, has a ten-year term, and permits Ms. Atkins to purchase shares at the fair market value on the date of grant, which in the case of these particular stock options was $38.50.

          In addition, Ms. Gibson, Ms. Atkins, Mr. Burden and Mr. Roeder may occasionally receive option grants at the discretion of the Board of Directors under the Company’s 2002 Omnibus Stock and Incentive Plan.

          Indemnification. We indemnify our directors and certain of our officers to the fullest extent permitted by law so that they will serve free from undue concern that they will not be indemnified. This is authorized under our By-laws, and accordingly we have signed agreements with each of those individuals contractually obligating us to provide this indemnification to them.

2.	PROPOSAL TO AMEND THE AMENDED AND RESTATED ARTICLES OF INCORPORATION - ITEM TWO ON YOUR PROXY CARD

          The Company’s Amended and Restated Articles of Incorporation currently provide that the size of the Board of Directors shall consist of not less than three nor more than nine members. The Board of Directors has approved and recommends that the stockholders approve an amendment to the Amended and Restated Articles of Incorporation of the Company (the “Articles of Amendment”), as permitted by the Florida Business Corporation Act, to increase the authorized size of the Board of Directors from not less than three nor more than nine members to not less than three nor more than twelve members.

          If this proposal is approved, effective upon filing of the proposed amendment with the Florida Department of State, Section 1 of Article VI of the Company’s Amended and Restated Articles of Incorporation will be amended to read as follows:

* * * * * * * * * *

          1. Number. The Board of Directors of this Corporation shall consist of not less than three (3) nor more than twelve (12) members, the exact number of directors to be fixed from time to time as provided in the bylaws of this Corporation.

* * * * * * * * * *

          In reviewing recent corporate governance matters, the Board of Directors concluded that it would be desirable to increase the number of directors authorized to serve on the Board. The purpose of this amendment to the Company’s Amended and Restated Articles of Incorporation is primarily to enable the Company to take timely advantage of the availability of well-qualified candidates to serve as independent directors of the Company. The Board of Directors believes that this amendment is in the best interests of the Company and its stockholders because it will enable the Company to add talented individuals with a diversity of experience to our Board, when such individuals become available for service. As is the case currently, the Board of Directors would continue to have the authority in between meetings of stockholders to increase the number of directors of the Company and to fill vacancies resulting from such newly created directorships; provided however that, without an appropriate vote of the Company’s stockholders, the Board of Directors would not be able to increase the size of the Board above the maximum number of directors authorized in the Amended and Restated Articles of Incorporation. If the proposed amendment is approved, the Board of Directors would be able to increase the size of the Board from its current eight members to up to twelve members and fill any such newly created vacancies. If the proposed amendment is not approved, the Board of Directors would only be able to increase the size of the Board to a maximum of nine members. In either event, in accordance with applicable Florida law, any director vacancy so filled by action of the Board of Directors must be presented for election at the next stockholders’ meeting at which directors are to be elected.

          THE BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION. In accordance with Article IX of the Amended and Restated Articles of Incorporation, the affirmative vote of the holders of at least 66-2/3% of the outstanding shares of common stock is required to approve the amendment to Article VI of the Company’s Amended and Restated Articles of Incorporation. Abstentions and broker non-votes will have the same effect as a vote against the proposal.

3.	PROPOSAL TO APPROVE THE COMPANY’S AMENDED AND RESTATED 2002 EMPLOYEE STOCK PURCHASE PLAN — ITEM THREE ON YOUR PROXY CARD

          On February 18, 2002, the Company’s 2002 Employee Stock Purchase Plan (the “2002 ESPP”) was adopted by the Board of Directors. The Board solicited and received stockholder approval of the 2002 ESPP at the 2002 Annual Meeting of Stockholders. On March 1, 2004, the Board of Directors, upon recommendation of the Compensation and Benefits Committee, acted to amend and restate the 2002 ESPP, effective as of April 1, 2004, to, among other things:

•	change the formula with respect to computing the number of shares that would be added each year to the number of shares covered by the plan so as to reduce such number of additional shares and to clarify the maximum number of shares that may be issued under the plan over the entire remaining term of the plan; and

•	make certain conforming and corresponding changes of a ministerial nature.

          The purpose of the amended and restated 2002 ESPP (the “Restated 2002 ESPP”) continues to be to provide the Company’s employees with an opportunity, through the purchase of stock, to become part owners of the Company, or to increase the amount of their stock ownership. The Company believes that employees finding themselves in the dual roles of part owners and employees will have every reason to do all that they can to maintain and increase the success of the Company. The Restated 2002 ESPP replaces the Company’s 2002 ESPP in its entirety in order to facilitate ease of administration of the plan.

          THE BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE RESTATED 2002 ESPP. The Restated 2002 ESPP will be approved if the votes cast “FOR” approval of the Restated 2002 ESPP by holders entitled to vote exceed the votes cast opposing the approval of the Restated 2002 ESPP.

          A summary of the material features of the Restated 2002 ESPP follows. This summary is qualified in its entirety by reference to the full text of the Restated 2002 ESPP found in Annex II.

Summary of the Restated 2002 ESPP

          An aggregate of 400,000 shares of common stock were initially reserved for issuance under the 2002 ESPP. This aggregate shares remaining available under the 2002 ESPP was increased to 800,000 shares as a result of the Company’s two for one stock split effectuated in July 2002, was automatically increased further by an additional 426,412 shares at the beginning of fiscal year 2003 and has been decreased through purchases under the 2002 ESPP aggregating 150,621 shares. Because it was believed that there were sufficient shares available under the 2002 ESPP, the Board acted to eliminate the automatic increase in the number of shares that would otherwise have been effectuated at the beginning of fiscal year 2004. As of April 1, 2004, immediately before the effective time of the Restated 2002 ESPP, the aggregate number of shares remaining available under the 2002 ESPP was 1,075,791 shares.

          The Restated 2002 ESPP initially reserves an aggregate of 1,100,000 shares of common stock for issuance under the Restated 2002 ESPP from and after the effective date of the amendment and restatement. In addition, the aggregate number of shares that may be offered under the Restated 2002 ESPP will be increased automatically, without further action of the Board of Directors or the stockholders, at the beginning of each fiscal year of the Company after April 1, 2004, by a number of shares equal to (i) one hundred twenty percent (120%) of the total number of shares acquired pursuant to the Restated 2002 ESPP during the immediately preceding fiscal year, (2) 75,000 or (3) such lesser number of shares as may be specified by the Board of Directors prior to the last day of such preceding fiscal year. The number of shares reserved under the Restated 2002 ESPP is also subject to automatic adjustment, without further action of the Board of Directors or the stockholders, in the event of a stock dividend, a stock split or certain other recapitalizations with respect to the Company’s stock.

          Under the Restated 2002 ESPP, which is intended to qualify as an employee stock purchase plan under the provisions of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), eligible employees are given the right to purchase shares of the common stock of the Company twice each year at a price equal to 85% of the fair market value of the stock immediately prior to the beginning of each exercise period. The Restated 2002 ESPP also provides that the Compensation and Benefits

Committee may, for any offering period and provided that action is taken at least one month before the beginning of such offering period, elect to utilize an alternative purchase price equal to 85% of the lesser of (a) the fair market value of the stock immediately prior to the beginning of the exercise period or (b) the fair market value of the stock immediately prior to the last day of the exercise period. The fair market value of a share of common stock on any date will be the closing price on the immediately preceding trading day of the common stock on the New York Stock Exchange or, if the common stock is not traded on the New York Stock Exchange, as otherwise determined in accordance with the Restated 2002 ESPP. On April 16, 2004, the closing price of the Company’s common stock on the New York Stock Exchange was $         .

          During the remainder of 2004 the exercise period will occur from September 1, 2004 through September 30, 2004. Thereafter the offering periods will start on the first day and conclude on the last day of the months of March and September in each of the years 2005 through 2011, inclusive.

          All employees of the Company and its subsidiaries are eligible to participate except for those who have been employed by the Company for less than one year, customarily work 20 hours or less per week, customarily work five months or less per year, or own at least 5% of the Company’s stock. Rights to acquire stock are to terminate if the employee’s employment is terminated for any reason, and the rights are not to be transferable by the employees. No consideration will be received by the Company for the granting of the right to acquire stock under the Restated 2002 ESPP other than the services rendered to the Company by the employee in such capacity.

          During each exercise period, an eligible employee is entitled to purchase one share of common stock of the Company for each $250 of compensation received by him or her for the calendar year preceding the exercise period. However, no eligible employee is entitled to purchase fewer than 10 shares or more than 400 shares in any one exercise period. In addition, the terms of an offering may not allow an employee’s right to purchase shares under all stock purchase plans of the Company and its subsidiaries to which Section 423 of the Code applies to accrue at a rate that exceeds $25,000 of fair market value of shares, as determined on the offering date, for each calendar year in which the offering is outstanding. Within these limits, an eligible employee is able to elect to purchase as many or as few shares in each exercise period as he or she chooses. Unlike the number of shares reserved under the Restated 2002 ESPP, these dollar amounts and share limits are not impacted, and are not automatically adjusted, in the event of any stock dividend, stock split or other recapitalization with respect to the Company’s stock.

          Payment for the shares must be made at the time of the exercise of the rights and may be made in cash, by check or by withdrawal from a payroll deduction account established by the employee under the terms of the Restated 2002 ESPP. Payroll deductions may not exceed an aggregate of $25,000 in any calendar year.

          The Committee may from time to time determine that any shares issued pursuant to the Restated 2002 ESPP will only be issued in certificated form and that such certificates will be held in safekeeping by the Company until two years after the date of issuance or, if earlier, the date on which such shares are sold or transferred by the employee.

          The Restated 2002 ESPP will terminate upon the earlier of when all of the shares reserved for purposes of the Restated 2002 ESPP have been purchased or following the offering period in September 2011, provided that the Board of Directors in its sole discretion may terminate the Restated 2002 ESPP at any time. The Board may at any time amend the Restated 2002 ESPP in any and all respects, provided that without stockholder approval, the Board may not increase the number of shares reserved for under the Restated 2002 ESPP, change the formula by which the price at which the shares shall be sold is determined, increase the maximum number of shares that an employee may purchase, materially modify the requirements to become eligible to participate under the Restated 2002 ESPP, otherwise materially increase the benefits to employees under the Restated 2002 ESPP or remove the administration of the Restated 2002 ESPP from the Compensation and Benefits Committee.

          The Restated 2002 ESPP is administered by the Compensation and Benefits Committee, whose members currently are Verna K. Gibson, Ross E. Roeder, John W. Burden and Betsy S. Atkins, none of whom are eligible to participate in the Restated 2002 ESPP.

Participation in the Restated 2002 ESPP

          The Company cannot determine the amount of shares that the officers and other eligible employees will purchase under the Restated 2002 ESPP because the purchase of those shares is, subject to the applicable limitations described on pages         through         under the heading “Summary of the Restated 2002 ESPP,” entirely within the discretion of the officers and eligible employees. Currently, each of the Company’s executive officers is eligible to purchase shares under the Restated 2002 ESPP on the same terms as the Company’s other employees. Though not necessarily an indicator of how many shares will be purchased during the 2004 fiscal year, executive officers, as a group, purchased 2,800 shares under the 2002 ESPP during the 2003 fiscal year. During that same time, non-executive employees purchased 52,693 shares under the 2002 ESPP.

Federal Income Tax Consequences

          The following is a summary of some of the more significant federal income tax consequences under present law of the acquisition of shares under the Restated 2002 ESPP.

          Generally, no gain or loss is recognized until the stock is sold or otherwise disposed of by its owner.

          If the shares acquired under the Restated 2002 ESPP are held by the employee for the holding period required by the Code (two years from the beginning of the exercise period in which the shares were acquired), upon the disposition of the stock, the employee will recognize ordinary income (as compensation) to the extent of the lesser of: (i) the amount by which the fair market value of the stock at the beginning of the exercise period exceeded 85% of such fair market value or (ii) the amount by which the fair market value of the stock at the time of disposition exceeds the purchase price. Any further gain will be taxed as a capital gain. If the sales price is less than the purchase price, there will be no ordinary income; and the employee will recognize a long-term capital loss equal to the difference between the purchase price and the disposition price. If the holding period is satisfied, the Company will not be entitled to an income tax deduction at any time.

          If the two-year holding period is not satisfied, the employee will generally recognize in gross income (as compensation) in the year of disposition the amount by which the fair market value of the stock on the date of transfer exceeded the purchase price. Any difference between the fair market value of the stock on the date of transfer and the sales price upon disposition will be taxed as a capital gain or loss. The Company will be entitled to an income tax deduction in the year of disposition equal to the amount of ordinary income recognized by the employee.

          The specific application and impact of the tax rules will vary depending on the specific personal situation of individual employees.

4.	PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS – ITEM FOUR ON YOUR PROXY CARD

Appointment Proposed for Ratification

          Based on the recommendation of the Company’s Audit Committee, the Company has selected Ernst & Young LLP (“E&Y”) as its independent certified public accountants for the current fiscal year ending January 29, 2005 (fiscal 2004), subject to ratification of such appointment by the stockholders. Ratification of the Company’s independent certified public accountants is not required by the Company’s By-Laws or otherwise, but the Board of Directors has decided to seek such ratification as a matter of good corporate practice. E&Y has audited the accounts of the Company since first being engaged by the Company effective July 1, 2002. Representatives of E&Y are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions by stockholders.

          We have been advised by E&Y that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

          The persons named in the enclosed form of proxy intend, unless otherwise directed, to vote such proxy “FOR” ratification of the appointment of Ernst & Young LLP as independent certified public accountants for the period specified. If the stockholders do not ratify this appointment, other certified public accountants will be considered by the directors upon recommendations of the Audit Committee.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE PERIOD SPECIFIED. The appointment will be ratified if the number of votes cast “FOR” ratification of the appointment by holders entitled to vote exceeds the number of votes cast opposing the ratification of the appointment.

Fees to Independent Accountants

          The following table presents fees for professional services rendered by E&Y for the audit of the Company’s annual financial statements for the fiscal 2003 (ended January 31, 2004) and fiscal 2002 (ended February 1, 2003) and fees billed for audit-related services, tax services and all other services rendered by E&Y for fiscal 2003 and fiscal 2002.

	Fiscal 2003	Fiscal 2002
Audit Fees (a)	$301,000	$159,500
Audit-Related Fees (b)	68,000	72,000
Tax Fees (c)	141,000	511,000
All Other Fees	-0-	-0-

(a)	Amounts reflected under the Fiscal 2002 column do not include approximately $7,000 for audit services rendered during such period by Arthur Andersen LLP.

(b)	Principally due diligence services in connection with the acquisition of The White House, Inc. in fiscal 2003, and accounting consultation and information systems audits in fiscal

2002. Amounts reflected under the Fiscal 2002 column do not include approximately $6,000 for audit-related services rendered during such period by Arthur Andersen LLP.

(c)	Principally tax compliance preparation services, tax advice and planning, including tax planning for federal taxes and state and local taxes.

          All audit-related services, tax services and other services in fiscal 2003 were pre-approved by the Audit Committee, which concluded that the provision of such services by E&Y was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s outside auditor independence policy provides for pre-approval of audit, audit-related and tax services specifically described by the Audit Committee on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

AUDIT COMMITTEE REPORT

          The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

          The Audit Committee of the Company’s Board of Directors consists of three directors and operates under a revised written charter adopted by the Board of Directors, which is included in this Proxy Statement as Annex I. The charter is required to be provided to stockholders every three years, unless amended earlier. The members of the Audit Committee are Ross E. Roeder (Chair), Verna K. Gibson and John W. Burden. Each member of the Audit Committee is independent in the judgment of the Company’s Board of Directors, as required by the listing standards of The New York Stock Exchange and as set forth in the Company’s Corporate Governance Guidelines. The Audit Committee is responsible for selecting, engaging and negotiating fee arrangements with the Company’s independent accountants with input from the Company’s Board of Directors and management. Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and for expressing an opinion thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, the Audit Committee has met and held discussions with management, the internal auditors and the independent accountants.

          The Sarbanes-Oxley Act of 2002 and regulations issued thereunder added a number of provisions to federal law to strengthen the authority of, and increase the responsibility of, corporate audit committees. Related rules concerning audit committee structure, membership, authority and responsibility have been promulgated by The New York Stock Exchange.

          The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent accountants, nor can the Audit Committee certify that the independent accountants are “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management, internal auditors, and the independent accountants on the basis of the information it receives, and discussions with management, internal auditors, and the independent accountants, and the experience of the Audit Committee’s members in business, financial and accounting matters.

          As part of its oversight of the Company’s financial statements, the Audit Committee reviews and discusses with both management and the Company’s independent accountants all annual and quarterly financial statements prior to their issuance. During fiscal 2003, management represented to the Audit Committee that each set of the Company’s consolidated financial statements was prepared in accordance with accounting principles generally accepted in the United States, and reviewed significant accounting and disclosure issues with the Committee. Discussions regarding the Company’s audited financial statements included the independent accountant’s judgments about the quality, not just the acceptability, of the Company’s accounting principles and underlying estimates used in the Company’s financial statements, as well as other matters, as required by Statement on Auditing Standards (SAS) No. 61 (Communication with Audit Committees), as amended by SAS No. 90 (Audit Committee Communications) and by the updated audit committee charter. The Company’s independent accountants also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountants that firm’s independence.

          Based upon the Committee’s discussion with management and the independent accountants, the Committee’s review of the representations of management, and the report of the independent accountants to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission as of and for the fiscal year ended January 31, 2004.

MEMBERS OF THE AUDIT COMMITTEE

Ross E. Roeder, Chair
Verna K. Gibson
John W. Burden

COMPENSATION COMMITTEE REPORT

          The following report of the Compensation and Benefits Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

Overview and Philosophy

          The Compensation and Benefits Committee of the Board of Directors (the “Compensation Committee”) is currently composed of four members, each of whom is an outside director of the Company (during fiscal 2003, the Compensation Committee was comprised of three outside directors). The Compensation Committee provides overall guidance on the Company’s compensation and benefits philosophy. In addition, the Committee approves and monitors the Company’s

•	executive compensation and benefits programs

•	executive employment agreements

•	stock option plans

•	401(k) plan with optional profit sharing feature

•	stock purchase plan for employees

•	deferred compensation plan

          The primary objectives of the Compensation Committee are to assure that the Company’s executive compensation and benefits program

•	reflects the Company’s unique, entrepreneurial, customer-focused orientation

•	is competitive with other profitable, growing specialty retail companies

•	safeguards the interests of the Company and its stockholders

•	is effective in driving performance to achieve financial goals and create stockholder value

•	fosters teamwork on the part of management

•	is cost-effective and fair to employees, management, and stockholders

•	is well communicated and understood by program participants

          The Company’s executive compensation policies are designed to attract, motivate, and retain highly qualified executive officers who can enhance stockholder value, and to support a performance-oriented environment that rewards achievement of the Company’s planned financial goals. The Compensation Committee meets periodically during each fiscal year to review the Company’s existing compensation and benefits programs and to consider modifications that seek to provide a direct relationship between executive compensation and sustained corporate performance.

          The Company compensates its executive officers through three principal types of compensation: annual base salary, semi-annual incentive bonuses and long-term incentive awards through stock options, restricted stock and/or restricted stock units. The Company, as a matter of policy, places substantial emphasis on incentive bonuses and long-term stock-based awards since these two forms of compensation are viewed as very effective at correlating executive officer compensation with corporate performance and increases in stockholder value.

          In addition to the three types of compensation just mentioned, executive officers are eligible to participate in the Company’s Employee Stock Purchase Plan and Deferred Compensation Plan.

Base Salary

          The annual base salary of each executive officer is based on the scope of his or her responsibility and accountability within the Company, as well as on performance and experience criteria. In addition, the Compensation Committee considers salary and other compensation arrangements of other specialty retailers of similar size and similar growth to determine appropriate levels required to attract, motivate, and retain the most qualified management personnel.

          The Compensation Committee believes that the Company’s most direct competitors for executive talent are not necessarily all of the companies that would be included in a peer group established to compare stockholder returns. Thus, the compensation peer group is not the same as the peer group index in the “Comparison of Cumulative Total Return” graph included in this proxy statement.

          The Compensation Committee, upon the recommendation by the Chief Executive Officer, determines and makes final decisions regarding base salary of executives on an annual basis. The Compensation Committee recognizes that, to some degree, the determination of an executive officer’s base salary involves subjective considerations.

Incentive Bonuses

          A significant component of an executive officer’s total cash compensation consists of an incentive bonus, which is intended to make the executive compensation dependent on the Company’s performance and to provide executive officers with incentives to achieve Company goals, increase stockholder value, and work as a team. The bonuses are based on the Company’s achievement of its targeted earnings per share goal, which is part of the Company’s overall plan. The earnings per share goal, as well as the overall plan, is reviewed and approved by the Compensation Committee prior to or promptly following the start of each fiscal year, with mid-year reviews when determined necessary. To encourage high levels of performance, the targeted earnings per share goal is established at a level which builds in, among other things, a conservatively aggressive growth in sales and comparable store sales.

          Bonuses are awarded to the executive team based on the Company’s attainment of specific pre-determined earnings per share levels relative to the targeted earnings per share goal established in the Company’s overall plan. If the Company does not match its minimum earnings per share goal level, then no bonuses are awarded. Bonuses are awarded midway through the fiscal year and at year end. The Company’s executive officers were awarded a total of approximately $3.8 million in bonuses in the fiscal year ended January 31, 2004.

Deferred Compensation Plan

          The Company has adopted an unfunded, nonqualified plan that permits executive officers to defer current compensation for retirement savings. Pursuant to the deferred compensation plan, participants may defer all or a portion of qualifying remuneration payable by the Company. A book account is then maintained for each such executive officer in which there is an accounting of such deferred compensation and deemed earnings thereon based upon selection of deemed investment options by the executive officer. In accordance with the terms of the plan, the deferral must be placed in a “rabbi” trust. This trust arrangement offers a degree of assurance for ultimate payment of benefits without causing constructive receipt of the deferral or earnings thereon for income tax purposes. The assets in the trust remain subject to the claims of creditors of the Company and are not the property of the executive officer.

Long Term Stock Based Compensation

          The Compensation Committee believes that providing key employees, including executive officers, with the opportunity to acquire stock ownership and the potential to realize growth in stock value over time is the most desirable way to align their interests with those of the Company’s stockholders. Stock options awarded under the Company’s 1992 and 1993 Stock Option Plans, the 2002 Omnibus Stock and Incentive Plan, and in some limited cases outside of the plans pursuant to separate individual stock option agreements, provide an incentive that focuses the attention of executive officers on managing the Company from the perspective of an owner with an equity interest in the business. In addition, stock options have been and continue to be a key part of the Company’s program for motivating and rewarding managers over the long term. The Company currently intends to continue to have stock options serve as an important part of the compensation program for key employees. The 2002 Omnibus Stock and Incentive Plan has expanded the type of stock based awards that may be granted to include restricted stock and restricted stock units, in addition to stock options. Stock based compensation that has been and that may in the future be granted to key employees, including stock options previously issued and awards that may be granted under the 2002 Omnibus Stock and Incentive Plan, is tied to future performance of the Company’s common stock and will provide increased value as the price of the Company’s common stock increases.

          The Compensation Committee, upon the recommendation by the Chief Executive Officer, has in the past determined and made, and expects to continue to determine and make, final decisions regarding stock based awards. Such factors as performance and responsibilities of individual managers and the management team as a whole, as well as general industry practices, play an integral role in the determination of the number of stock options, restricted stock and/or restricted stock units awarded to a particular senior executive. In determining the size of the individual award of stock options, restricted stock and/or restricted stock units, the Compensation Committee also considers the amounts of stock based awards outstanding and previously granted, the amount of stock based awards remaining available for grant under the Stock Plans, the aggregate amount of current awards, and the amount necessary to retain qualified management.

          In accordance with its business strategy and compensation philosophy, the Company has previously granted stock options to a significant number of employees in managerial positions to afford them an opportunity to participate in the Company’s future growth and to focus them on the contributions which are necessary for the financial success and business growth of the Company and, thereby, the creation of value for its stockholders. In the fiscal year ended January 31, 2004, a total of 1,039,450 stock options were granted to employees, including 660,000 stock options that were awarded to senior executives.

          Stock options have typically been awarded each year based on an assessment of each recipient’s ongoing contribution to overall corporate performance and it is contemplated that stock options and other stock based awards will continue to be awarded on a similar basis and following a similar process. As a means to encourage the recipient of a stock based award to remain in service with the Company, stock based awards vest over time. Most stock options granted to key employees in the past vest in equal amounts over a period of three years from the date of grant. All stock options have exercise prices at least equal to the market value of the Company’s stock on the date of grant.

401(k) Plan and Stock Purchase Plan for Employees

          In 1992, the Company adopted a profit sharing plan to provide a means for all eligible employees at all levels of the Company to share in the Company’s profits and accumulate retirement savings.

Effective January 1, 1999, the Company incorporated a 401(k) feature into its profit sharing plan as a further means for all eligible employees at all levels of the Company to accumulate retirement savings. Under the 401(k) aspect of the plan, eligible employees can elect to defer up to 20% of their respective compensation and have it contributed to the plan. The Company is obligated to match a portion of the deferral and can elect to make additional contributions over and above the mandatory match, based on the amount it deems appropriate in light of the results of the Company’s operations for the respective year. During the fiscal year ended January 31, 2004, the Company’s aggregate matching contributions, including both mandatory and additional matching contributions, were approximately $1.2 million.

          In 2002, the Company adopted a new stock purchase plan (replacing its 1993 stock purchase plan) to continue to provide all eligible employees at all levels an opportunity to become stockholders of the Company. This plan is viewed as an effective way to help align the interest of all employees with those of the Company’s stockholders. As an inducement, eligible employees may purchase shares of stock in the Company during each exercise period at a 15% discount to the value of the stock. An amendment and restatement of this plan, to address certain technical amendments, is being presented for ratification and adoption at the 2004 Annual Meeting.

Compensation for the Chief Executive Officer for the Fiscal Year Ended January 31, 2004

          The general policies described above for the compensation of the executive officers also apply to the compensation approved by the Compensation Committee with respect to (1) the compensation for Mr. Gralnick, who served as the Company’s Chairman of the Board for the fiscal year ended January 31, 2004 and as the Company’s Chief Executive Officer until September 3, 2003, and (2) the compensation for Mr. Edmonds, who has served as the Company’s Chief Executive Officer since September 3, 2003.

          Pursuant to an employment agreement entered into in February 2000 and subsequently amended, Mr. Gralnick’s base salary was increased to $1,000,000 in the fiscal year ended January 31, 2004, which reflected a $150,000 increase from his base salary in the prior fiscal year. This base salary continued in effect after Mr. Gralnick stepped down from his position as Chief Executive Officer and through March 1, 2004. For the fiscal year ended January 31, 2004, Mr. Gralnick also was awarded an aggregate bonus of $1,000,000, as a result of the Company having reached certain targeted performance incentive goals. The Compensation Committee awarded him 125,000 stock options in the fiscal year ended January 31, 2004 in order to continue to recognize his efforts in leading the Company in achieving a very strong financial performance.

          Under a new employment agreement that was effective September 2003 commensurate with his appointment to the position of Chief Executive Officer and that extends through March 1, 2005, Mr. Edmonds’ annualized base salary was increased to $750,000 for the remainder of the fiscal year ended January 31, 2004, which reflected a $150,000 increase from his base salary that was in effect immediately prior to such appointment in September 2003. For the fiscal year ended January 31, 2004, Mr. Edmonds also was awarded an aggregate bonus of $662,500, as a result of the Company having reached certain targeted performance incentive goals. The Compensation Committee awarded him an aggregate of 225,000 stock options in the fiscal year ended January 31, 2004 in part to recognize his leadership efforts and the Company’s very strong financial performance and in part in recognition of his promotion to Chief Executive Officer of the Company.

          The compensation for both Mr. Gralnick and for Mr. Edmonds was based on industry comparisons as well as on the Company’s performance over the most recent years, as reflected in the Company’s Annual Report to Stockholders which accompanies this proxy statement. Under the leadership of Mr. Gralnick, Mr. Edmonds and the rest of the management team, total revenues for Chico’s increased from approximately $59 million in 1994 to approximately $768 million for the fiscal year ended

January 31, 2004. Between 1994 and the fiscal year ended January 31, 2004, income before income taxes grew from approximately $6 million to approximately $162 million, and net income grew from approximately $3 million to approximately $100 million.

          Mr. Gralnick’s February 2000 employment agreement terminated on March 1, 2004. Consistent with the provisions of Mr. Edmonds’ employment agreement and taking into account his role in the Company’s performance, Mr. Edmonds’ base compensation has been further increased to $900,000 for the fiscal year ending January 29, 2005. In addition, in February 2004, Mr. Edmonds was awarded an additional 100,000 stock options.

Compliance With Internal Revenue Code Section 162(m)

          The Compensation Committee has reviewed the applicability of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which disallows a tax deduction for compensation to an executive officer when the included compensation exceeds $1 million per year. Although both Mr. Gralnick’s compensation earned during the fiscal year ended January 31, 2004 and Mr. Edmonds’ compensation earned during the fiscal year ended January 31, 2004 exceeded this threshold during such fiscal year and, as for Mr. Edmonds, could exceed this threshold in future years, depending of course on the Company’s performance, the provisions of Mr. Gralnick’s employment agreement provided that any cash compensation in excess of the threshold that would otherwise be payable will be deferred instead until such date as such deferred amount can be paid without exceeding the applicable threshold and Mr. Edmonds’ employment agreement permits Mr. Edmonds to defer specified portions of his cash compensation. For the fiscal year ended January 31, 2004, Mr. Edmonds elected to defer amounts, including all amounts in excess of the threshold. These deferrals were made pursuant to and consistent with the Company’s deferred compensation plan. The Committee intends to periodically continue further review of the potential consequences of Section 162(m) and, depending upon the risk of applicability of this provision to the Company, may elect to structure the performance-based portion of its executive officer compensation in a manner so as to comply with certain exemptions provided for in Section 162(m) and possibly modify the provisions which effectuate deferral of certain portions of the cash compensation amounts.

          This report has been provided by the Compensation Committee.

MEMBERS OF THE COMPENSATION
AND BENEFITS COMMITTEE

John W. Burden, Chair
Verna K. Gibson
Ross E. Roeder
Betsy S. Atkins

PERFORMANCE GRAPH

          The following graph compares the cumulative total return on the Company’s common stock with the cumulative total return of the companies in the Standard & Poor’s 500 Index and the Standard & Poor’s 500 Apparel Retail Index. Cumulative total return for each of the periods shown in the Performance Graph is measured assuming an initial investment of $100 on January 30, 1999 and the reinvestment of dividends.

Comparison of Cumulative Total Return

	1/30/1999	1/29/2000	2/3/2001	2/2/2002	2/1/2003	1/31/2004
Chico’s FAS, Inc.	$100	$106	$225	$434	$537	$1,087
S&P500 Index	$100	$108	$108	$91	$71	$95
S&P500 Apparel Retail Index	$100	$93	$88	$62	$56	$73

EXECUTIVE OFFICERS

          The following table sets forth certain information regarding the Company’s executive officers.

			Years with
			the
Executive Officers	Age	Position	Company
Marvin J. Gralnick (1)	69	Chairman of the Board and Director	20

Scott A. Edmonds (1)	46	President, Chief Executive Officer and Director	10

Charles J. Kleman	53	Chief Operating Officer, Executive Vice President - Finance, Chief Financial Officer, Secretary, Treasurer and Director	15

Patricia Murphy Kerstein	60	Executive Vice President - Chief Merchandising Officer	6

Mori C. MacKenzie	54	Executive Vice President - Chief Stores Officer	8

James P. Frain	55	Executive Vice President - Chief Marketing Officer	5

Barry I. Shapiro	49	Senior Vice President - Distribution and Logistics	3

Richard D. Sarmiento	59	Senior Vice President - White House	(2)

Patricia Darrow-Smith	42	Senior Vice President - General Merchandise Manager — White House	(2)

Michael J. Kincaid	46	Vice President - Finance and Chief Accounting Officer	4

Ajit Patel	50	Vice President - Chief Information Officer	3

(1)	Mr. Gralnick served as Chief Executive Officer until September 3, 2003, at which time Mr. Edmonds was promoted to Chief Executive Officer.

(2)	Joined the Company in September 2003.

Non-Director Executive Officers

          Patricia Murphy Kerstein is Executive Vice President-Chief Merchandising Officer for the Company. Ms. Murphy Kerstein has been with the Company since September 1997, when she was hired as the Senior Merchant. In April 1998, she was promoted to the position of General Merchandise Manager, in June 1999, she was promoted to Vice President-General Merchandise Manager, in August 2000, she was promoted to Senior Vice President-General Merchandise Manager, and in January 2003, Ms. Murphy Kerstein was promoted to Executive Vice President-Chief Merchandising Officer. Ms. Murphy Kerstein is principally responsible for the product development, buying, planning and allocation, production sourcing and distribution activities associated with procurement of merchandise. From February 1987 until September 1997, Ms. Murphy Kerstein was Vice President of Merchandising and Director of Fashion for Doncaster and from October 1985 until February 1987 was Merchandiser and National Sales Manager for Caribou Sportswear. From 1981 until 1985, she held various positions including Divisional Merchandise Manager and Director of Fashion Coordination for Lane Bryant, a division of the Limited.

          Mori C. MacKenzie is Executive Vice President-Chief Stores Officer for the Company. Ms. MacKenzie has been with the Company since October 1995, when she was hired as the Director of Stores. From June 1999 until October 2001, she served as Vice President-Director of Stores. In October 2001, Ms. MacKenzie was promoted to Senior Vice President-Stores, and effective February 2004 she was promoted to the position of Executive Vice President-Chief Stores Officer. Ms. MacKenzie is responsible for store and field operations management, hiring and training. From January 1995 until October 1995, Ms. MacKenzie was the Vice President of Store Operations for Canadians Corporation. From August 1994 until December 1994, she was the Vice President of Store Development for Goody’s Family Clothing. From April 1992 until August 1994, Ms. MacKenzie was the Vice President of Stores for United Retail Group (“URG”) and from August 1991 until April 1992 she was employed by Conston Corporation, a predecessor of URG. In addition, Ms. MacKenzie was Vice President-Stores for Park Lane from November 1987 until July 1991, and was Regional Director of Stores for the Limited, Inc. from June 1976 until October 1987.

          James P. Frain is Executive Vice President-Chief Marketing Officer for the Company. Mr. Frain has been employed by the Company since June 1999, when he was hired as the Company’s Director of Marketing. In April 2000, he was promoted to the position of Vice President-Marketing, in November 2002, he was promoted to Senior Vice President-Marketing and in April 2004, he was promoted to Executive Vice President-Chief Marketing Officer. Mr. Frain is principally responsible for the overall and detailed marketing of the Company’s brands, including the Company’s call center and Internet activities. During 1998 and 1999, Mr. Frain was the Vice President-Marketing and Creative for Current, Inc. and during 1997 and 1998, he was Vice President-Operations and Marketing for A.H. Riise. From 1994 to 1996, Mr. Frain was Vice President-Marketing for Easyriders and from 1993 to 1994, he was Vice President-Marketing for NBO. Mr. Frain held various marketing positions prior to 1994 at Alfred Dunhill, Gucci, Laura Ashley, Conran’s and Paragon Sporting Goods.

          Barry I. Shapiro is Senior Vice President-Distribution and Logistics for the Company. Mr. Shapiro joined the Company in February 2001, as its Vice President-Outlet Strategies. From August 2002 until January 2004, Mr. Shapiro served as Senior Vice President-Pazo. His title was changed to Senior Vice President-Distribution and Logistics in January 2004. From 1997 to 2001, Mr. Shapiro was employed by Off Fifth Saks-Fifth Avenue Outlet as Senior Vice President-Stores and Operations. From 1990 to 1997, he held various positions with Ann Taylor Stores Corporation including Executive Vice President of Ann Taylor Loft and several other Senior Vice President positions with Ann Taylor. From 1989 to 1990, Mr. Shapiro was Store Manager-Operations with Abraham and Strauss Department Stores, and from 1978 to 1989, Mr. Shapiro held various positions with Lord and Taylor Department Stores and with Macy’s.

          Richard D. Sarmiento is Senior Vice President-White House for the Company and President of The White House, Inc., a wholly owned subsidiary of the Company. Mr. Sarmiento joined the Company in September 2003 as a result of the acquisition of The White House, Inc. by the Company. In 1985, Mr. Sarmiento founded The White House, Inc. and served as a director, President and Chief Executive Officer of The White House, Inc. from its inception until it was acquired by the Company. In May 2003, Mr. Sarmiento also assumed the position of Chairman of The White House, Inc. and continued in such additional position until it was acquired by the Company. Prior to 1985, Mr. Sarmiento worked for Hyatt Hotels Corporation.

          Patricia Darrow-Smith is Senior Vice President-General Merchandise Manager-White House for the Company and Executive Vice President-Chief Merchandising Officer of The White House, Inc., a wholly owned subsidiary of the Company. Ms. Darrow-Smith joined the Company in September 2003 as Senior Vice President-Merchandising of The White House, Inc. as a result of the acquisition of The White

House, Inc. by the Company. In April 2004, she was promoted to Executive Vice President-Chief Merchandising Officer of The White House, Inc. and was appointed Senior Vice President-General Merchandise Manager-White House for the Company. From 1986 to September 2003 Ms. Darrow-Smith served as the most senior merchandising executive of The White House, Inc., most recently as Executive Vice President, Merchandising. Ms. Darrow-Smith previously worked for the Hyatt Hotels Corporation.

          Michael J. Kincaid is Vice President-Finance and Chief Accounting Officer for the Company. Mr. Kincaid has been with the Company since August 1999 when he was hired as Controller, Director of Finance. In October 2001, Mr. Kincaid was promoted to Vice President-Finance, and in November 2003, Mr. Kincaid was promoted to the additional position of Chief Accounting Officer. From 1991 to 1999, Mr. Kincaid was employed by Tractor Supply Company, most recently as Vice President-Controller, Treasurer and Secretary. From 1981 to 1991, he held various management and accounting positions with Cole National Corporation, Revco D.S., Inc. and Price Waterhouse.

          Ajit Patel is Vice President-Chief Information Officer for the Company. Mr. Patel joined the Company in June 2001. From June 1995 to January 1999, Mr. Patel was Vice President-Chief Information Officer of Speedo Swimwear, Inc. where he was responsible for management of the company’s entire information system infrastructure. From February 1999 through June 2000, he was President and Chief Executive Officer of Seal Consulting, Inc., an information systems consulting practice. From June 2000 through June 2001, Mr. Patel was an independent management consultant.

          Marvin J. Gralnick and Helene B. Gralnick are husband and wife. None of the other executive officers or directors are related to one another. Executive officers are elected by and serve at the discretion of the Board of Directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

          The following table provides information concerning the annual compensation of each of the named executive officers of the Company, as defined under the applicable Securities and Exchange Commission Rule, for services rendered to the Company in each of the Company’s last three fiscal years.

						Long Term
						Compensation
		Annual Compensation(1)				Awards
					Other	Securities
Name and	Fiscal Year				Annual Com-	Underlying	All Other Com-
Principal Position	Ended	Salary($)	Bonus($)(2)		pensation($)(3)	Options(#)(4)	pensation($)(5)
Marvin J. Gralnick,	January 31, 2004	994,231	1,000,000		—	125,000	6,000
Chairman of the	February 1, 2003	846,539	850,000		—	274,400	5,495
Board (6)	February 2, 2002	745,385	750,000		—	225,000	5,250

Scott A. Edmonds,	January 31, 2004	656,757	662,500		—	225,000	6,000
President and Chief	February 1, 2003	498,413	500,000		—	250,000	5,495
Executive Officer (6)	February 2, 2002	367,347	325,000		—	168,750	5,250

Helene B. Gralnick (7)	January 31, 2004	299,039	300,000		—	30,000	6,000
	February 1, 2003	274,135	275,000	(8)	—	60,000	5,495
	February 2, 2002	249,384	250,000	(8)	—	67,500	5,250

Charles J. Kleman,	January 31, 2004	379,462	342,000		—	50,000	6,000
Chief Operating Officer,	February 1, 2003	338,462	272,000		—	40,000	5,495
Executive Vice President -	February 2, 2002	299,077	240,000		—	56,250	5,250
Finance and Chief Financial Officer

Patricia Murphy Kerstein,	January 31, 2004	423,193	382,500		—	50,000	6,000
Executive Vice President -	February 1, 2003	363,462	292,000		—	40,000	5,495
Chief Merchandising Officer	February 2, 2002	302,653	245,000		—	112,500	5,250

Ajit Patel,	January 31, 2004	320,160	256,000		—	10,000	6,000
Vice President -	February 1, 2003	309,616	248,000		141,581	20,000	5,495
Chief Information Officer	February 2, 2002	184,615	150,000		—	30,000	-0-

(1)	Includes amounts the payment of which has been deferred at the election of the named executive officer.

(2)	Amounts in this column consist of certain bonuses including bonuses earned under the semi-annual management incentive plan which is linked to the Company’s performance. Amounts earned with respect to a particular fiscal year are accrued as expenses in such fiscal year.

(3)	In accordance with SEC rules, amounts totaling less than $50,000 have been omitted. The amount shown for Mr. Patel for the fiscal year ended February 1, 2003 includes the following items which each exceeded 25% of total amount reflected: $68,197 of moving expenses paid by the Company and $49,384 in a bonus for gross up of taxes associated with the moving expenses.

(4)	Amounts in this column reflect the effects of any stock splits occurring after the date of grant.

(5)	This category includes the Company’s contributions to the 401(k) Plan.

(6)	Mr. Gralnick served as Chief Executive Officer until September 3, 2003, at which time Mr. Edmonds was promoted to Chief Executive Officer.

(7)	Ms. Gralnick served as Senior Vice President-Design and Concept until March 1, 2004.

(8)	Includes $27,500 and $50,000, respectively, paid in the fiscal year ended January 31, 2004 for bonuses earned in the fiscal years ended February 1, 2003 and February 2, 2002, respectively.

Option Grants Table

          The following table shows all options to purchase common stock of the Company granted to each of our named executive officers during the fiscal year ended January 31, 2004 and the potential value of such grants at stock price appreciation rates of 5% and 10%, compounded annually over the maximum ten-year term of the options. The 5% and 10% rates of appreciation are required to be disclosed by SEC rules and are not intended to forecast possible future appreciation, if any, in our stock price.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock
	Number of Securities Underlying	% of Total Options Granted to	Exercise or Base		Price Appreciation for Option Term
	Options	Employees in	Price	Expiration
Name	Granted (1)	Fiscal Year	($/sh)	Date	5%($)	10%($)
Marvin J. Gralnick	125,000	12.0%	18.50	02/03/13	1,454,319	3,685,529

Scott A. Edmonds	75,000	7.2%	17.60	02/24/13	830,141	2,103,470
	150,000	14.4%	34.65	12/04/13	3,268,680	8,283,476

Helene B. Gralnick	30,000	2.9%	18.50	02/03/13	349,037	884,527

Charles J. Kleman	50,000	4.8%	17.60	02/24/13	553,427	1,402,493

Patricia Murphy Kerstein	50,000	4.8%	17.60	02/24/13	553,427	1,402,493

Ajit Patel	10,000	1.0%	17.60	02/24/13	110,685	280,499

(1)	The grants of options to Marvin and Helene Gralnick made in February 2003 vested 100% on the first anniversary of the grant in February 2004. The grants of options to the other officers were made in February 2003 and vest annually at a rate of 33-1/3% on each anniversary date of the grant beginning on the first anniversary. In addition, the additional option grant for Mr. Edmonds was made in December 2003, and vests annually at a rate of 33-1/3% beginning on September 5, 2004 and each September 5th thereafter.

Option Exercises and Year-End Value Table

          The following table shows information concerning aggregated stock option exercises during the fiscal year ended January 31, 2004 and values as of the end of such fiscal year.

			Number of Securities
	Shares		Underlying Unexercised	Value of Unexercised
	Acquired		Options at Fiscal	In-the-Money Options
	on	Value	Year-End(#)	at Fiscal Year-End ($)
Name	Exercise (#)	Realized ($) (1)	Exercisable/Unexercisable	Exercisable/Unexercisable(2)
Marvin J. Gralnick	774,700	16,259,186	90,700 / 321,500	1,662,985 / 7,607,480

Scott A. Edmonds	233,333	3,348,833	-0- / 504,167	-0- / 8,418,012

Helene B. Gralnick	340,500	7,654,277	-0- / 105,000	-0- / 2,478,855

Charles J. Kleman	-0-	-0-	450,833 / 114,167	15,019,687 / 2,576,042

Patricia Murphy Kerstein	132,500	2,808,777	113,333 / 151,667	3,101,153 / 3,634,877

Ajit Patel	20,000	399,466	26,666 / 43,334	653,652 / 984,880

(1)	This represents the excess of the fair market value of the Company’s common stock as of the date of exercise above the exercise price of the options.

(2)	This represents the excess of the fair market value of the Company’s common stock of $36.84 per share as of January 30, 2004, above the exercise price of the options.

Employment Agreements

          Scott A. Edmonds. Effective September 3, 2003, the Company entered into a new employment agreement with Mr. Edmonds which replaces his previous 1995 employment agreement and provides for an annual base salary and certain other benefits. Pursuant to the new employment agreement and certain further actions of the Board of Directors, Mr. Edmonds’ current base salary is $900,000 and is subject to increases as established from time to time by the Board of Directors. Mr. Edmonds is also eligible for an annual bonus under the Company’s incentive bonus plan, with a minimum target bonus equal to his base salary and to be considered in the future for additional awards of stock options or other stock-based compensation of the Company. Under the terms of Mr. Edmonds’ employment agreement, the Company contracted to employ Mr. Edmonds for a period which currently extends through March 1, 2005, and which period, by the terms of the agreement, is automatically extended for additional one year periods until the employment agreement is terminated by the Company or Mr. Edmonds with appropriate notice.

          In addition, in the event of termination of Mr. Edmonds’ employment by the Company without good cause, termination by him for “good reason” as described below, or notice of non-renewal given by the Company to Mr. Edmonds, Mr. Edmonds is entitled to receive all then accrued compensation, a lump sum equal to two times the sum of (i) his then current base salary and (ii) his then current target bonus, a pro rata bonus for the year in which such termination occurs, continued health benefits for two years, accelerated vesting of all of his outstanding stock options and outplacement assistance. If Mr. Edmonds’ employment is terminated as a result of death or permanent disability, Mr. Edmonds or his estate will be entitled to receive a continuation of his salary for an additional twelve months, an additional monthly amount equal to the greater of the target bonus or the highest annual bonus during the three preceding years divided by twelve, payable for twelve months, accelerated vesting of all of his outstanding stock options and continued health benefits for his dependents for two years.

          Mr. Edmonds has the right to terminate the agreement for “good reason” in the event he is not elected or retained as a director of the Company or in the event the Company acts to reduce or diminish his titles, positions, duties or responsibilities, materially breaches the agreement, relocates its executive offices by more than 50 miles following a change in control of the company or a successor to the Company fails to expressly assume in writing the agreement.

          If a change in control occurs and within 18 months thereafter Mr. Edmonds’ employment is terminated by the Company for other than good cause or by Mr. Edmonds for “good reason” or such termination occurred in contemplation of the change in control, then Mr. Edmonds would be entitled to receive all then accrued compensation, a lump sum equal to three times the sum of (i) his then current base salary and (ii) his then current target bonus, a pro rata bonus for the year in which such termination occurs, continued health benefits for three years, accelerated vesting of all of his outstanding stock options and outplacement assistance.

          If Mr. Edmonds exercises his right to terminate his employment agreement other than for “good reason” or if the Company terminates his employment for cause, as defined in the agreement, the Company’s only obligation is to pay any earned but unpaid salary and accrued benefits.

          If any payments to or benefits under Mr. Edmonds employment agreement would be subject to excise tax as “excess parachute payment” under federal income tax rules, he will receive a “gross up” payment to adjust for the incremental tax costs to Mr. Edmonds of such payments.

          Mr. Edmonds’ employment agreement also contains certain non-competition provisions that are limited to specialty retail in women’s apparel and intimates which continue for two years following termination of employment. The Company also appointed Mr. Edmonds to the Board on January 23, 2004, consistent with the Company’s obligation set forth under the terms of his employment agreement.

          Marvin J. Gralnick and Helene B. Gralnick. Effective February 7, 2000, the Company entered into employment agreements with Mr. Gralnick and Ms. Gralnick that each provided for an annual base salary and certain other benefits. These employment agreements were amended to ultimately extend the employment term until March 1, 2004, at which point each of the agreements terminated. Pursuant to the employment agreements, the annualized base salaries of Mr. Gralnick and Ms. Gralnick, respectively, were $1,000,000 and $300,000 for fiscal 2003 and through March 1, 2004. Under each agreement, bonus compensation was to be determined through a bonus formula adopted by the Compensation Committee. The employment agreements contemplated the granting of stock options each year through fiscal 2003 to each of Mr. Gralnick and Ms. Gralnick under the Company’s stock option plan. All of the stock options required to be granted to Mr. Gralnick and Ms. Gralnick pursuant to such agreements were granted. As of March 1, 2004, both Mr. Gralnick and Ms. Gralnick have continued as at-will employees of the Company in a much reduced capacity and time commitment, and not as executive officers, each being entitled to receive compensation of $2,500 per month as long as such employment continues. Such compensation is in addition to and separate from the compensation they receive on and after March 1, 2004 in their respective capacities as non-management directors of the Company.

          Charles J. Kleman and Patricia Murphy Kerstein. Effective April 1, 1993, the Company entered into an employment agreement with Mr. Kleman which provides for an annual base salary and certain other benefits. This employment agreement was amended effective as of August 21, 2000. Pursuant to the amended employment agreement and certain further actions of the Board of Directors, Mr. Kleman’s current base salary is $475,000 and is subject to annual increases as set from time to time by the Board of Directors. Under the terms of the amended employment agreement, the Company contracted to employ Mr. Kleman for a period which currently extends through December 31, 2004, and which period, by the terms of the agreement is automatically extended for additional one year periods until the employment agreement is terminated by the Company or Mr. Kleman.

          Effective August 21, 2000, the Company entered into an employment agreement with Ms. Murphy Kerstein which provides for an annual base salary and certain other benefits. Pursuant to the employment agreement and certain further actions of the Board of Directors, Ms. Murphy Kerstein’s current base salary is $525,000 and is subject to annual increases as set from time to time by the Board of Directors. Under the terms of Ms. Murphy Kerstein’s employment agreement, the Company contracted to employ Ms. Murphy Kerstein for a period which currently extends through December 31, 2004, and which period, by the terms of the agreement, is automatically extended for additional one year periods until the employment agreement is terminated by the Company or Ms. Murphy Kerstein.

          The employment agreements for Mr. Kleman and Ms. Murphy Kerstein provide that such executives are entitled to certain severance benefits in the event that their employment is terminated by the Company “without cause” or by such executive within a specified period following a “change of control” (both as defined in the employment agreements). If the executive is terminated “without cause,” the executive would receive his or her salary for the remainder of the then effective employment term (or, if longer, for 12 months). If the executive’s employment is terminated within the specified period following a “change of control,” the executive would be entitled to receive a lump sum equal to the aggregate salary that he or she would otherwise have been entitled to receive over the remainder of the then effective term (or, if longer, over 36 months), plus three times his or her annual target bonus. Each employment agreement is also subject to termination in the event of disability, death or voluntary retirement by the individual or his or her termination for cause. Each employment agreement provides for a covenant not to compete which is to continue for two years following any termination.

Compensation Committee Interlocks and Insider Participation

          The current members of the Company’s Compensation and Benefits Committee are John W. Burden, Verna K. Gibson, Ross E. Roeder, and Betsy S. Atkins. Neither Mr. Burden, Ms. Gibson, Mr. Roeder nor Ms. Atkins has at any time been an officer or employee of the Company.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

          To the Company’s knowledge, based solely on a review of the forms, reports and certificates filed with the Company by the Company’s directors and officers and the holders of more than 10% of the Company’s common stock, all Section 16(a) filing requirements were complied with by such persons during or with respect to the fiscal year ended January 31, 2004, except for Mr. Frain, Ms. Murphy Kerstein, Mr. Kincaid, Mr. Kleman, Mr. Patel, Mr. Shapiro, Mr. Burden, Ms. Gibson, and Mr. Roeder who each filed one late report relating to options granted (each with one transaction not timely reported), Mr. Edmonds who filed two late reports relating to options granted (each with one transaction not timely reported), Ms. MacKenzie who filed one late report relating to the acquisition of shares pursuant to the 2002 Employee Stock Purchase Plan (one transaction not timely reported) and one late report relating to options granted (one transaction not timely reported), Ms. Darrow-Smith who filed one late report relating to disclosure of indirect beneficial ownership of options granted to her spouse, and Mr. Gralnick and Ms. Gralnick who each filed one late report relating to options granted (each with one transaction not timely reported), one late report relating to the disposition of shares (49 transactions not timely reported), and one late report relating to the exercise of stock options and the disposition of the acquired shares (18 transactions not timely reported).

SECURITY OWNERSHIP

          The following table sets forth, as of April 1, 2004, the number of shares of the Company’s common stock beneficially owned by (1) each person known to the Company as having beneficial ownership of more than 5% of the Company’s common stock together with such person’s address, (2) each of its directors and nominees to become a director, (3) each named executive officer as defined under applicable Securities and Exchange Commission rules and (4) all directors and executive officers as a group.

	Amount and Nature		Percent
Name of Beneficial Owner or Number in Group	of Beneficial Ownership(1)		of Class
Marvin J. Gralnick	2,098,676	(2)	2.35
c/o Chico’s FAS, Inc.
11215 Metro Parkway
Ft. Myers, Florida 33912

Helene B. Gralnick	2,098,676	(2)	2.35
c/o Chico’s FAS, Inc.
11215 Metro Parkway
Ft. Myers, Florida 33912

Rodin, Ltd.	2,098,676	(2)	2.35
301 Congress, Suite 1900
Austin, Texas 78701

Jennison Associates LLC	4,910,351	(3)	5.51
466 Lexington Avenue
New York, NY 10017

FMR Corp.	4,691,950	(4)	5.26
82 Devonshire St.
Boston, MA 02109

Scott A. Edmonds	66,800	(5)	*

Charles J. Kleman	372,552	(6)	*

Patricia Murphy Kerstein	225,044	(7)	*

Ajit Patel	27,866	(8)	*

Verna K. Gibson	642,039	(9)	*

Ross E. Roeder	191,275	(10)	*

John W. Burden	30,000	(11)	*

Betsy S. Atkins	-0-		—

All Directors and Executive Officers as a Group (16 persons)	3,867,342	(12)	4.30

* Less than one percent

(1)	Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares as to which a person has or shares voting power and/or investment power. Except as otherwise indicated, all shares are held with sole voting and investment power.

(2)	Marvin J. Gralnick and Helene B. Gralnick are husband and wife. The number of shares shown for Marvin J. Gralnick and the number of shares shown for Helene B. Gralnick each include the aggregate of all shares held by Rodin, Ltd., a Texas Limited Partnership. A limited liability company established by Mr. Gralnick and Ms. Gralnick and of which Mr. Gralnick and Ms. Gralnick are the sole members and managing members, is the sole general partner of Rodin, Ltd., owning an aggregate of 1% of the partnership interests. Mr. Gralnick owns limited partnership interests representing approximately 49.3% of the partnership interests, Ms. Gralnick owns separate limited partnership interests representing approximately 49.3% of the partnership interests and the remaining partnership interests are owned by a series of irrevocable intervivos trusts established by Mr. Gralnick and Ms. Gralnick for the benefit of their respective children.

(3)	According to Schedule 13G filed by Jennison Associates LLC on April 8, 2004, Jennison Associates has sole power to vote or to direct the voting of 4,742,651 shares and shared power to dispose or to direct the disposition of 4,910,351 shares. These shares are held by investment companies, insurance separate accounts, and institutional clients (“Managed Portfolios”) advised by Jennison Associates. As a result of Jennison Associates’ role as investment adviser of the Managed Portfolios, Jennison Associates may be deemed to be the beneficial owner of the shares held by such Managed Portfolios. Prudential Financial, Inc. indirectly owns 100% of equity interest of Jennison Associates. As a result, Prudential may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison Associates has with respect to the shares held by the Managed Portfolios.

(4)	According to Amendment No. 1 to Schedule 13G dated as of February 16, 2004 jointly filed by FMR Corp., Edward C. Johnson 3d, Abigail P. Johnson, and Fidelity Management and Research Company, FMR Corp. has sole power to vote or to direct the voting of 52,650 shares and sole power to dispose or to direct the disposition of 4,691,950 shares. This includes 4,614,700 shares owned by various investment companies registered under Section 8 of the Investment Company Act of 1940. Because a subsidiary of FMR serves as investment adviser to such companies, the Amendment to the Schedule 13G indicates that FMR, and Edward C. Johnson 3d and Abigail P. Johnson, who control such investment adviser, may be deemed to beneficially own such shares.

(5)	Includes 2,250 shares owned by each of Mr. Edmonds’ two daughters.

(6)	Includes 6,210 shares owned by Mr. Kleman’s stepdaughter and 2,500 shares owned by Mr. Kleman’s spouse. In addition, includes 268,332 shares deemed to be beneficially owned by Mr. Kleman by virtue of stock options that are currently exercisable or become exercisable within 60 days.

(7)	Includes 193,332 shares deemed to be beneficially owned by Ms. Murphy Kerstein by virtue of certain stock options that are currently exercisable or become exercisable within 60 days.

(8)	Includes 26,666 shares deemed to be beneficially owned by Mr. Patel by virtue of stock options that are currently exercisable or become exercisable within 60 days.

(9)	Includes 150,000 shares owned by a profit sharing trust and 193,800 shares deemed to be beneficially owned by Ms. Gibson by virtue of certain stock options that are currently exercisable or become exercisable within 60 days.

(10)	Includes 9,000 shares owned by an Individual Retirement Account and 103,800 shares deemed to be beneficially owned by Mr. Roeder by virtue of stock options that are currently exercisable or become exercisable within 60 days.

(11)	Includes 10,000 shares owned by an Individual Retirement Account and 20,000 shares deemed to be beneficially owned by Mr. Burden by virtue of stock options that are currently exercisable or become exercisable within 60 days.

(12)	Pursuant to applicable Securities and Exchange Commission rules, the 2,098,676 shares of common stock owned by Rodin, Ltd. which are deemed to be beneficially owned by each of Marvin J. Gralnick and Helene B. Gralnick, are counted only once for purposes of this calculation.

10b5-1 Trading Plans

          We permit our officers and directors to adopt trading plans under Rule 10b5-1 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”), which allows stockholders to establish prearranged written plans to buy or sell shares or exercise stock options in accordance with predetermined formulas. Rule 10b5-1 plans allow stockholders to buy or sell shares of the Company’s common stock according to their plan on a regular basis (for example, weekly or monthly or in accordance with another predetermined formula), regardless of any subsequent nonpublic information they receive. As of April 1, 2004, none of the Company’s stockholders, officers or directors where known by the Company to have adopted and have in effect a Rule 10b5-1 trading plan. However, directors and officers have effectuated and carried out such plans in the past and may adopt such plans in the future.

STOCKHOLDER PROPOSALS FOR PRESENTATION AT THE 2005 ANNUAL MEETING

          Pursuant to the General Rules under the Securities Exchange Act of 1934, proposals of stockholders intended to be presented at the 2005 Annual Meeting of Stockholders and in the proxy statement for that meeting must be received by management of the Company at its executive offices on or before December 31, 2004.

          The Company’s Amended and Restated Articles of Incorporation also require certain advance notice to the Company of any stockholder proposal and of any nominations by stockholders of persons to stand for election as directors at a stockholders’ meeting. Notice of stockholder proposals and of director nominations must be timely given in writing to the Secretary of the Company prior to the meeting at which the directors are to be elected. To be timely, notice must be received at the principal executive offices of the Company not less than 60 days prior to the meeting of stockholders; provided, however, that in the event that less than 70 days’ notice prior to public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder, in order to be timely, must be so delivered or received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.

          A stockholder’s notice with respect to a proposal to be brought before the annual meeting must set forth in addition to the matters required to be set forth by the General Rules under the Securities Exchange Act of 1934; (a) a brief description of the proposal and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company’s books, of the stockholder proposing such business and any other stockholders known by such stockholder to be supporting such proposal, (c) the class and number of shares of the Company which are beneficially owned by such stockholder on the date of such stockholder notice and by any other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder notice, and (d) any financial interest of the stockholder in such proposal.

          A stockholder’s notice with respect to a director nomination must set forth (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of the Company which are beneficially owned by such person, and (iv) all information that would be required to be included in a proxy statement soliciting proxies for the election of the nominee director (including such person’s written consent to serve as a director if so elected). As to the stockholder providing such notice, such stockholder must set forth (1) the name and address, as they appear on the Company’s books, of the stockholder and (2) the class and number of shares of the Company which are beneficially owned by such stockholder on the date of such stockholder notice.

          The complete Amended and Restated Articles of Incorporation provisions governing these requirements are available to any stockholder without charge upon request from the Secretary of the Company.

By Order of the Board of Directors,

CHARLES J. KLEMAN
Secretary

Dated: April 28, 2004

ANNEX I

CHICO’S FAS, INC.

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

I. Purpose

The Audit Committee (the “Committee”) is established to assist the Board of Directors (the “Board”) in fulfilling its oversight responsibilities relating to the integrity of financial statements, the financial reporting process, systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company’s financial statements, including independent auditor qualifications, performance, and independence, and legal and regulatory compliance programs.

II. Membership

The Committee shall be composed of at least three directors all of whom must qualify as independent directors under the rules of the, Securities Exchange Commission (“SEC”), the listing standards of the New York Stock Exchange (“NYSE”), and any other applicable regulatory requirements, all as the Board interprets in its business judgment.

All members of the Committee shall have a sufficient level of financial literacy, or must become sufficiently financially literate within a reasonable time after appointment to the Committee. In addition, the Board shall designate at least one member of the Committee as the “audit committee financial expert,” as defined by the SEC pursuant to the Sarbanes-Oxley Act of 2002. The Board shall use its business judgment in determining the qualifications of Committee members.

The members shall be elected to one-year terms by the Board at the annual meeting of the Board and shall serve until their successors are elected and qualified. The Board may also remove a member by a majority vote of the independent Directors then in office. A Committee Chair shall be designated by the Board and shall be responsible for reporting to the full Board activities and decisions of the Committee.

III. Meetings and Procedures

The Committee shall meet at least three times a year and may meet more frequently as circumstances require. The Chair of the Committee, or a majority of Committee members may call a special Committee meeting. If necessary, meetings may be held telephonically.

A majority of the total number of members of this Committee constitutes a quorum for the transaction of business, and the vote of a majority of such members present at a meeting at which a quorum is present constitutes action of such Committee.

IV. Responsibilities

The following shall be the principal duties and responsibilities of the Committee. These are set forth as a guide with the understanding that the Board may supplement them as appropriate.

1. The Committee shall be directly and solely responsible for the appointment, retention, termination, compensation, and oversight of the work of the independent auditors, including resolution of disagreements between management and the auditors. The independent auditors shall report directly to the Committee. The Committee shall pre-approve the audit and non-audit services performed by the independent auditor according to the policy the Committee has previously adopted and as it may update, revise, or restate from time to time.

2. The Committee shall meet with the independent auditors and financial management of the Company to review the scope and plans for the proposed audit of the current year, to ensure the audit approach covers all financial statement areas where there is a risk of material misstatement and, following the audit, shall review the audit in regular and executive sessions, including any comments or recommendations of the independent auditors.

3. The Committee shall review with the independent auditors, the internal auditor, and with Company management the adequacy and effectiveness of internal auditing, accounting and financial controls of the Company, including the Company’s policies and procedures to assess, monitor, control, and manage business risk, and legal and ethical compliance programs, and elicit any recommendations they may have for the improvement of internal control procedures or areas where new or more detailed controls or procedures are desirable.

4. The Committee shall review with the independent auditors and with management the annual audited and quarterly financial statements, including the disclosures contained in the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and the earnings press releases. The Committee shall review with management the financial information and earnings guidance provided to analysts and rating agencies.

     5. The Committee shall review with the independent auditors and with management (a) major issues regarding accounting principles and financial statements presentations, including any significant changes in the Company’s selection or application of accounting principles; (b) any analyses prepared by management or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of financial statements, including analyses of the effects of alternative GAAP methods on the Company’s financial statements; and (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements.

6. At least once each year, the Committee shall meet with the independent auditors without members of management present. Discussion items in such meetings shall include the independent auditors’ evaluation of the Company’s financial, accounting and auditing personnel; any audit problems or difficulties and management’s response thereto, the level of cooperation the independent auditors received during the course of their audit; and any matters which might reasonably be expected to affect the autonomy of the independent auditors. In particular, the Committee should review with the independent auditors (a) any accounting adjustments that the independent auditors noted or proposed that management rejected (as immaterial or otherwise); (b) any communications between the audit team and the independent auditor’s national office respecting auditing or accounting issues presented by the engagement; and (c) any “management” or “internal control” letter the independent auditors issued, or propose to issue, to the Company.

7. Annually the Committee shall obtain and review a report by the independent auditor describing the independent auditor’s internal quality-control procedures; any material issues raised by (a) the most recent internal quality-control review; (b) a peer review; or (c) any governmental or professional authority’s inquiry or investigation, within the preceding 5 years, regarding any independent audit the firm conducted and any steps taken to deal with any such issues. The Committee shall also annually assess all relationships between the independent auditor and the Company in order to assess the auditor’s independence. The Committee shall seek to resolve disagreements between management and the auditor about financial reporting.

8. Periodically, the Committee shall meet separately with management, with the internal auditor or other personnel responsible for internal audit functions, and with independent auditors.

9. The Committee shall establish a mechanism for receiving, retaining, handling, and responding to complaints regarding accounting, internal accounting controls or auditing matters, including procedures for confidential, anonymous submission of concerns to the Audit Committee.

10. The Committee shall establish clear policies for the Company’s hiring of employees or former employees of the independent auditor.

11. In discharging its oversight role, the Committee may investigate any matter brought to its attention, with full access to all books, records, facilities, and personnel of the Company, and the Committee has the sole authority to engage independent counsel and other advisers as it determines necessary to carry out its duties including the approval of fees and other retention terms for such independent counsel and advisers.

12. The Committee shall submit minutes of its meetings to the Board, and report regularly to the Board with respect to its oversight responsibilities and findings.

13. The Committee shall prepare an Audit Committee report, as required by the SEC, for inclusion in the annual proxy statement.

14. The Committee shall assist the Board with the Board’s annual performance evaluation of the Committee.

15. The Committee shall review this charter at least annually and recommend any changes to the Board.

ANNEX II

Chico’s FAS, Inc.

Amended and Restated
2002 Employee Stock Purchase Plan

As Approved March 1, 2004 and As Effective April 1, 2004

Chico’s FAS, Inc.
Amended and Restated
2002 Employee Stock Purchase Plan

ARTICLE 1		4
Establishment, Purpose and Shares Covered		4
1.1	Plan Established	4
1.2	Purpose.	4
1.3	Shares Covered; Annual Adjustment.	4
1.4	Source of Shares.	4
1.5	Section 423 Plan	4
ARTICLE 2		5
Definitions		5
2.1	Account	5
2.2	Board or Board of Directors	5
2.3	Code	5
2.4	Committee	5
2.5	Common Stock	5
2.6	Company	5
2.7	Compensation	5
2.8	Eligible Employee	5
2.9	Fair Market Value	5
2.10	Offering Period	6
2.11	Participant	6
2.12	Plan	6
2.13	Plan Administrator	6
2.14	Purchase Documents	6
2.15	Section 423	6
2.16	Securities Exchange Act of 1934	6
2.17	Shares	6
2.18	Subsidiary	6
ARTICLE 3		7
Administration		7
3.1	Committee	7
3.2	Organization	7
3.3	Power and Authority	7
3.4	No Liability; Indemnification	7
ARTICLE 4		8
Employees Eligible To Participate		8
4.1	General Eligibility Standards	8
4.2	Certain Exclusions	8
ARTICLE 5		9
Offering Periods; Purchase Price; Number of Shares Offered		9
5.1	Offering Periods.	9
5.2	Number of Shares Available for Purchase	9

5.3	Purchase Price Generally	9
5.4	Alternative Purchase Price	9
5.5	Number of Shares Offered to Eligible Employees	9
ARTICLE 6		10
Participation and Payment		10
6.1	Election To Participate	10
6.2	No Revocation of Election	11
6.3	No Interest	11
6.4	Custodial Safekeeping Arrangement	11
6.5	Delivery of Certificates Representing Shares	12
6.6	Rights as Stockholder	12
6.7	Termination of Employment	12
6.8	Rights Not Transferable	12
ARTICLE 7		13
Payroll Deductions		13
7.1	Election of Payroll Deduction	13
7.2	Maintenance of Accounts	13
7.3	Use of Accounts To Purchase Common Stock	13
7.4	Withdrawals	13
ARTICLE 8		14
Miscellaneous		14
8.1	Stock Adjustments	14
8.2	Necessity for Delay	15
8.3	Term of Plan	15
8.4	Amendment of the Plan; Termination	15
8.5	Application of Funds	15
8.6	No Obligation to Participate	15
8.7	No Implied Rights to Employees	15
8.8	Withholding	16
8.9	Participants' Personal Tax Responsibilities	16
8.10	Designation of Beneficiary	16
8.11	Choice of Law	16
8.12	Effective Date of Plan; Stockholder Approval	16

Chico’s FAS, Inc.
Amended and Restated
2002 Employee Stock Purchase Plan

ARTICLE 1

Establishment, Purpose and Shares Covered

          1.1 Plan Established. Chico’s FAS, Inc. (the “Company”) hereby establishes an employee stock purchase plan, subject to the terms and conditions set forth herein, to be known as the Chico’s FAS, Inc. 2002 Employee Stock Purchase Plan (the “Plan”).

          1.2 Purpose. The purpose of the Plan is to provide eligible employees of the Company and its subsidiaries with a convenient way to purchase the Company’s stock, in order to provide an incentive for their continued employment and to enhance such employees’ sense of participation in the affairs of the Company and interest in assuring the continued success of the Company.

          1.3 Shares Covered; Annual Adjustment. Subject to adjustment as provided in this Section 1.3 and elsewhere in the Plan, the maximum number of shares of Common Stock that may be offered under the Plan from and after April 1, 2004 is 1,100,000. On the first day of each new fiscal year of the Company, the aggregate number of shares that may be offered under the Plan shall be increased automatically by a number of shares equal to the least of (1) one hundred twenty percent (120%) of the total number of shares acquired pursuant to the Plan during the immediately preceding fiscal year, (2) 75,000 or (3) such lesser number of shares (which may be zero) as may be specified by the Board of Directors prior to the last day of such preceding fiscal year, which number shall be less than each of (1) and (2).

          1.4 Source of Shares. The shares subject to the Plan and issued under the Plan may be authorized and previously unissued shares or may be previously issued shares acquired in the open market or from other sources.

          1.5 Section 423 Plan. It is the intention of the Company to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of such Section 423. Any term not expressly defined in the Plan but defined for purposes of such Section 423 shall have the same definition in the Plan, unless a different meaning is clearly required by the context.

ARTICLE 2

Definitions

          The following words and terms as used in the Plan shall have the meanings set forth therefor in this Article 2 unless a different meaning is clearly required by the context. Whenever appropriate, words used in the singular shall be deemed to include the plural and vice versa, and the masculine gender shall be deemed to include the feminine gender.

          2.1 “Account” shall mean the payroll deduction account maintained for an electing Eligible Employee as provided in Article 7.

          2.2 “Board” or “Board of Directors” shall mean the Board of Directors of the Company.

          2.3 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder. Reference to a specific section of the Code shall include a reference to any successor or replacement provision.

          2.4 “Committee” shall mean the Compensation and Benefits Committee of the Board.

          2.5 “Common Stock” shall mean the common stock, par value $.01 per share, of the Company.

          2.6 “Company” shall mean Chico’s FAS, Inc., a Florida corporation, and any successor.

          2.7 “Compensation” shall mean an Eligible Employee’s regular salary and wages, overtime pay, bonuses and commissions (in all cases, before any reduction for elective contributions to any Code Section 401(k) or Code Section 125 Plan), but shall not include credits or benefits under the Plan, or any amount contributed by the Company to any pension, profit sharing or employee stock ownership plan, or any employee welfare, life insurance or health insurance plan or arrangement, or any deferred compensation plan or arrangement.

          2.8 “Eligible Employee” shall mean any individual employed by the Company or any Subsidiary who meets the eligibility requirements and is not excluded under the limitations set forth in Article 4. The Committee shall have the sole power to determine who is and who is not an Eligible Employee.

          2.9 “Fair Market Value” of a share of Common Stock means, as of any date, the value of a share of the Common Stock determined as follows:

(a)	if the Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(b)	if the Common Stock is then quoted on the Nasdaq National Market or Nasdaq SmallCap Market, its closing price on such market on the date of determination as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(c)	if the Common Stock is publicly traded but is not quoted on the Nasdaq National Market or the Nasdaq SmallCap Market and is not listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(d)	if none of the foregoing is applicable, by the Committee in good faith.

          2.10 “Offering Period” shall mean any of the periods during which subscriptions for Shares may be tendered, as more particularly described in Section 5.1.

          2.11 “Participant” shall mean an Eligible Employee who has become a participant in the Plan through the purchase of Shares in accordance with the provisions of the Plan.

          2.12 “Plan” shall mean this Chico’s FAS, Inc. Amended and Restated 2002 Employee Stock Purchase Plan, as set forth herein and as amended from time to time.

          2.13 “Plan Administrator” shall mean the Company’s Vice President - Human Resources, or such other person designated by the Committee to act as Plan Administrator.

          2.14 “Purchase Documents” shall mean the documents as defined in Section 6.1.

          2.15 “Section 423” shall mean Section 423 of the Code, or any amendment thereto, or any replacement or successor statute of similar import.

          2.16 “Securities Exchange Act of 1934” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor or replacement statute or regulation of similar import.

          2.17 “Shares” shall mean shares of the Common Stock.

          2.18 “Subsidiary” shall mean any corporation that at the time qualifies as a subsidiary of the Company under the definition of “subsidiary corporation” contained in Section 424(f) of the Code.

ARTICLE 3

Administration

          3.1 Committee. The Plan shall be administered by the Committee, or if no Committee is appointed and serving as provided herein, by the full Board of Directors. The Committee shall consist of not less than two (2) nor more than five (5) persons, each of whom shall be a member of the Board and a “Non-Employee Director “ (as such term is defined in Rule 16b-3 under the Securities Exchange Act of 1934), and none of whom shall be eligible to participate under the Plan. The Board of Directors may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, howsoever caused, shall be filled by the Board of Directors.

          3.2 Organization. The Committee shall select one of its members as chairman, and shall hold meetings at such times and places as it may determine. The acts of a majority of the Committee in meetings at which a quorum is present, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be valid acts of the Committee.

          3.3 Power and Authority. Subject to the provisions of the Plan, the Committee shall have full authority, in its discretion: (a) to determine the employees of the Company and its Subsidiaries who are eligible to participate in the Plan; (b) to determine the purchase price of the Common Stock being offered; and (c) to interpret the Plan, and to prescribe, amend and rescind rules and regulations with respect thereto. The interpretation and construction by the Committee of any provision of the Plan over which it has discretionary authority shall be final and conclusive. All actions and policies of the Committee shall be consistent with the qualification of the Plan at all times as an employee stock purchase plan under Section 423 of the Code.

          3.4 No Liability; Indemnification. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan. To the fullest extent permitted by law, each person who is or shall have been a member of the Committee shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided that the person shall give the Company an opportunity, at its own expense, to handle and defend the same before the person undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract or under a policy of insurance, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE 4

Employees Eligible To Participate

          4.1 General Eligibility Standards. Any person, including any officer but not a person who is solely a director, who is employed by the Company or any Subsidiary on the first day of an Offering Period is eligible to participate in the Plan with respect to that offering, except (a) a person who has been employed less than one year; (b) a person whose customary employment is 20 hours or fewer per week; and (c) a person whose customary employment is for not more than five months in any calendar year.

          4.2 Certain Exclusions. Notwithstanding any provision of the Plan to the contrary, no person shall be eligible to participate in the Plan, to subscribe for or purchase any Common Stock under the Plan if:

               (a) immediately after the subscription, the person , together with any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code, would own stock and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary (as determined in accordance with the provisions of Section 423(b)(3) of the Code);

               (b) the subscription would provide the person rights to purchase shares under all employee stock purchase plans of the Company and any parent and subsidiary corporations to accrue at a rate that exceeds $25,000 of Fair Market Value of such shares (or such other limit as may be imposed by the Code), determined at the time such right to subscribe accrues, in respect of any calendar year in which such right to subscribe is outstanding at any time;

               (c) the person provides services to the Company or any of its Subsidiaries as an independent contractor who is reclassified as a common law employee for any reason except for federal income and employment tax purposes;

               (d) the subscription is otherwise prohibited by law; or

               (e) the person’s employment is terminated for any reason prior to the time revocation or cancellation of participation in an Offering is prohibited under Section 6.2 (in which event such person no longer shall be an Eligible Employee and any previous subscription for Shares in such Offering Period shall be null and void).

ARTICLE 5

Offering Periods; Purchase Price; Number of Shares Offered

          5.1 Offering Periods. There shall be 15 Offering Periods under the Plan. The first Offering Period shall commence on September 1, 2004 and shall conclude on September 30, 2004. Thereafter, a separate Offering Period shall commence on the first day and conclude on the last day of the months of March and September in each of the years 2005 through 2011, inclusive.

          5.2 Number of Shares Available for Purchase. Subject to the other terms and conditions of the Plan limiting the number of Shares which may be purchased hereunder, there shall be no limit on the aggregate number of Shares for which subscriptions may be made with respect to any particular Offering Period. The right of an Eligible Employee to subscribe for Shares in an Offering Period shall not accrue until the first day of that Offering Period.

          5.3 Purchase Price Generally. Unless the Committee acts to set the purchase price as provided in Section 5.4, the per Share purchase price applicable to an Offering Period shall be 85% of the Fair Market Value of the Common Stock on the last trading day immediately preceding the first day of the Offering Period.

          5.4 Alternative Purchase Price. The Committee, in its discretion, may decide not to set the per Share purchase price under Section 5.3 but instead to set the per Share purchase price for an Offering Period on an alternative basis, such per Share purchase price being equal to 85% of the lesser of:

               (a) the Fair Market Value of the Common Stock on the last trading day immediately preceding the first day of the Offering Period, or

               (b) the Fair Market Value of the Common Stock on the last trading day immediately preceding the last day of the Offering Period.

Any decision to employ the alternative per Share purchase price determination under this Section 5.4 shall be made by the Committee not less than one month prior to the commencement of the Offering Period(s) to which the alternative purchase price procedure is to apply. The Committee shall notify Eligible Employees promptly of any decision to set the per Share purchase price pursuant to this Section 5.4.

          5.5 Number of Shares Offered to Eligible Employees.

               (a) Subject to the limitations set forth in this Section 5.5 and any adjustments required by other provisions of the Plan, in each Offering Period, an Eligible Employee shall be entitled to subscribe for one share of Common Stock for each Two Hundred Fifty ($250.00) of Compensation paid to him for the calendar year immediately preceding the year in which the Offering Period occurs. Subscriptions shall be allowed for full Shares only. Any rights to subscribe for fractional shares of Common Stock shall be void and disregarded; and, any computation resulting in fractional shares shall be rounded down to the next lowest whole number of Shares.

               (b) Notwithstanding the provisions of Section 5.5(a), in any Offering Period, no Eligible Employee shall be entitled to subscribe for more than four hundred (400) Shares; no Eligible Employee who is entitled to subscribe for ten (10) or more Shares shall be permitted to subscribe for fewer than ten (10) Shares; and, no Eligible Employee who is entitled to subscribe for fewer than ten (10) Shares shall be entitled to subscribe for fewer than the maximum number of Shares he or she is entitled to purchase.

               (c) Notwithstanding the provisions of Section 8.1, no stock adjustment referred to therein shall operate to change (i) from ten (10) the minimum number of Shares required to be subscribed for by an Eligible Employee in any Offering Period, (ii) from four hundred (400) the maximum number of Shares that may be subscribed for by an Eligible Employee in any Offering Period, or (iii) from Two Hundred Fifty ($250.00) the dollar amount used in computing the number of Shares for which an Eligible Employee is entitled to subscribe in any Offering Period.

               (d) If, with respect to any Offering Period, the aggregate Shares subscribed for by Eligible Employees computed in accordance with other provisions of the Plan exceed the number of Shares available for issuance under the Plan, the aggregate number of Shares covered by such subscriptions shall be reduced to such lower number of Shares as may be necessary to eliminate the over-subscription. Such reduction shall be effected in respect of the subscriptions of Eligible Employees participating in such Offering Period on a proportionate basis as equitably as possible; but, in no event shall such reduction result in a subscription for fewer than the minimum number of Shares or a subscription for fractional Shares. In the event of an over-subscription and cutback as provided in this Section 5.5(d), the Company shall refund any excess payments for subscribed Shares as soon as practicable after closing of the Offering Period.

ARTICLE 6

Participation and Payment

          6.1 Election To Participate.

               (a) During any Offering Period, an Eligible Employee desiring to become a Participant must (1) complete a subscription agreement, indicating the number of shares of Common Stock to be purchased, and such other documents as the Company may require (the “Purchase Documents”) and (2) tender to the Plan Administrator the Purchase Documents and cash or a check (payable in U.S. funds) for the full purchase price for the Shares covered by the Purchase Documents (less any amount to be withdrawn from such Eligible Employee’s Payroll Deduction Account pursuant to Section 7.3) at any time before the conclusion of the Offering Period. Such Eligible Employee will become a Participant upon acceptance by the Company of the Purchase Documents and consideration for the Shares being purchased under the Plan immediately after the close of the Offering Period.

               (b) With respect to any Offering Period in which the Committee has elected to employ the alternative per Share purchase price determination pursuant to Section 5.4, the Eligible Employee shall tender an amount equal to the purchase price based on the Fair Market Value of the Common Stock on the last trading day before the commencement of the Offering Period. If the final purchase price is less than the amount tendered, the Company shall refund the excess amount to the Eligible Employee as soon as practicable after the close of the Offering Period.

               (c) Purchase Documents and cash or check received by the Plan Administrator before or after an Offering Period shall be void and shall be given no effect with respect to the particular Offering Period; and, the Plan Administrator shall return such documents and cash or check to the involved person as soon as practicable after receipt.

          6.2 No Revocation of Election. No election to participate in an Offering Period may be revoked or cancelled by an Eligible Employee once the Purchase Documents and full payment have been tendered to the Company. Any such election, however, is subject to cancellation or reduction by the Company as provided elsewhere in the Plan.

          6.3 No Interest. No interest shall be payable on the purchase price of the Shares subscribed for or on the funds returned to employees as a result of an over-subscription, an overpayment, or pursuant to Section 6.1 for early or late delivery.

          6.4 Custodial Safekeeping Arrangement.

               (a) For the purpose of assuring compliance with applicable provisions of the tax laws, the Committee in its discretion may condition the issuance of Shares under the Plan upon the delivery of certificates representing such Shares to the Company as temporary custodial safekeeping agent for the benefit of the Eligible Employee purchasing the Shares under the Purchase Documents.

               (b) Such custodial safekeeping arrangement shall not affect the right of the affected Participants as owners of such Shares and such Shares may be sold or otherwise transferred by the owners thereof during the pendency of the custodial safekeeping arrangement. A written safekeeping receipt evidencing the Shares so held in safekeeping, bearing the name of the Participant, indicating the number of the certificate or certificates and the number of Shares so represented shall be delivered promptly to each Participant. In its capacity as safekeeping agent for Participants purchasing Shares, the Company shall act in accordance with instructions received from such Participants, which instructions are to be confirmed in writing if deemed appropriate by the Company.

               (c) The custodial safekeeping arrangement shall terminate upon the first to occur of (1) the sale or other transfer of the Shares by the owner or (2) the second anniversary of the issuance of the Shares.

          6.5 Delivery of Certificates Representing Shares.

               (a) Subject to the provisions of Section 6.5(b), as soon as practicable after the completion of each Offering Period, the Company shall cause a certificate or certificates representing the Common Stock purchased in the Offering Period to be issued in the name of each Participant.

               (b) If determined by the Committee in its discretion to be appropriate in order to administer the custodial safekeeping arrangements of Section 6.4, but only for so long as such provisions remain in effect, certificates representing Shares shall not be delivered to Participants but shall be delivered to the Company to be held by the Company as temporary custodial safekeeping agent for the benefit of each Participant pursuant to Section 6.4.

               (c) Upon the termination of any custodial safekeeping arrangement applicable to Shares issued to any Participant pursuant to Section 6.4, the certificate(s) representing the Shares owned by the Participant, registered in the name of the Participant, shall be delivered promptly to such Participant.

               (d) Certificate(s) representing shares of Common Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant, or if the Participant so directs, by written notice to the Company prior to the termination date of the pertinent offering, and to the extent permitted by applicable law, in the names of the Participant and one such other person as may be designated by the Participant, as joint tenants with rights of survivorship.

          6.6 Rights as Stockholder. No Eligible Employee participating in the Plan shall have any right as a stockholder until after the completion of the Offering Period in which he or she participated and the date on which he or she becomes a record owner of the Shares purchased under the Plan (the “Record Ownership Date”). No adjustment shall be made for dividends or other rights for which the record date is prior to the Record Ownership Date.

          6.7 Termination of Employment. An Eligible Employee whose employment is terminated for any reason (including but not limited to termination because of death, retirement or disability) shall have no right to participate in the Plan after termination. However, the termination shall not affect any election to participate in the Plan that is made prior to termination in accordance with the provisions of Section 6.1 and as to which, at the time of such termination, the Eligible Employee’s right to withdraw from or cancel his or her purchase of Common Stock in the Offering Period is no longer permitted under Section 6.2.

          6.8 Rights Not Transferable. The right of an Eligible Employee to participate in the Plan shall not be transferable, and no right of an Eligible Employee under the Plan may be exercised after his death, by his Personal Representative or anyone else, or during his lifetime by any person other than the Eligible Employee.

ARTICLE 7

Payroll Deductions

          7.1 Election of Payroll Deduction. Each Eligible Employee may elect to have a portion of his or her Compensation deducted from each paycheck (or, if the Company so permits, from only the first paycheck in each month), which amounts shall not exceed in the aggregate Twenty-Five Thousand Dollars ($25,000.00) in any calendar year. Elections to begin, change or terminate payroll deductions may be made on such forms as may be provided from time to time by the Company and in accordance with rules established by the Committee, which rules may include, among other things, limitations on the number of times changes are permitted and when changes are permitted and effective. A change shall be effective no earlier than the first full payroll period following receipt of the new form by the Committee. The Committee may, however, on a uniform and non-discriminatory basis delay the effective date of any change if it determines that such a delay is either necessary or appropriate for the proper administration of the Plan.

          7.2 Maintenance of Accounts. A separate Account shall be maintained for each Eligible Employee who has amounts withheld from his Compensation under this Article 7. The maintenance of separate Accounts shall not require the segregation of any assets from any other assets held under this Article 7. The Accounts shall not bear interest. Each Account shall be adjusted from time to time to reflect the amounts withheld from the Compensation of the Eligible Employee to whom the Account relates, the amounts withdrawn by such Eligible Employee for purchases of Common Stock under the Plan, and for other amounts withdrawn by such Eligible Employee from the Account.

          7.3 Use of Accounts To Purchase Common Stock. At the time that an Eligible Employee elects to participate in an offering under Section 6.1, the Eligible Employee may elect to have a specified amount from his Account (up to the whole amount thereof) used to pay all or a portion of the purchase price.

          7.4 Withdrawals. At any time that a person is no longer an employee (including by reason of death) or an Eligible Employee, the balance in such person’s Account shall be paid to such person or his legal representative. In addition, the Committee may also permit the complete withdrawal of the amounts in an Account under such uniform and non-discriminatory conditions as it may impose from to time to time (including, without limitation, not permitting the Eligible Employee making such withdrawal from again electing payroll deductions for a specified period of time). Except as otherwise provided in Section 7.3 and this Section 7.4, an Eligible Employee shall not withdraw any amount from his Account, in whole or in part.

ARTICLE 8

Miscellaneous

          8.1 Stock Adjustments.

               (a) In the event of any increase or decrease in the number of issued shares of Common Stock resulting from a stock split or other division or consolidation of shares or the payment of a stock dividend (but only on the Common Stock) or any other increase or decrease in the number of such shares effected without any receipt of consideration by the Company, then, in any such event, the number of shares of Common Stock that remain available under the Plan, and the number of shares of Common Stock and the purchase price per share of Common Stock then subject to subscription by Eligible Employees, shall be proportionately and appropriately adjusted for any such increase or decrease.

               (b) Subject to any required action by the stockholders, if any change occurs in the shares of Common Stock by reason of any recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, or of any similar change affecting the shares of Common Stock, then, in any such event, the number and type of shares then subject to subscription by Eligible Employees, and the purchase price thereof, shall be proportionately and appropriately adjusted for any such change.

               (c) In the event of a change in the Common Stock as presently constituted that is limited to a change of all of its authorized shares with par value into the same number of shares with a different par value or without par value, the shares resulting from any change shall be deemed to be shares of Common Stock within the meaning of the Plan.

               (d) To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by, and in the discretion of, the Committee, whose determination in that respect shall be final, binding and conclusive.

               (e) Except as hereinabove expressly provided in this Section 8.1, an Eligible Employee shall have no rights by reason of any division or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger or consolidation, or spin-off of assets or stock of another corporation; and any issuance by the Company of shares of stock of any class, securities convertible into shares of stock of any class, or warrants or options for shares of stock of any class shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to any subscription.

               (f) The existence of the Plan, and any subscription for Shares hereunder, shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate, or to dissolve, to liquidate, to sell, or to transfer all or any part of its business or assets.

          8.2 Necessity for Delay. If at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the Shares covered by the Plan upon any securities exchange or under any state or federal law or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the Plan or the offering, issue or purchase of Shares thereunder, the Plan shall not be effective as to later offerings unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. Notwithstanding anything in the Plan to the contrary, if the provisions of this Section 8.2 become operative and if, as a result thereof, an Offering Period is missed in whole or in part, then and in that event, the missed portion of the Offering Period shall be passed and the term of the Plan shall not be affected. Notwithstanding the foregoing or any other provision in the Plan, the Company shall have no obligation under the Plan to cause any Shares to be registered or qualified under any federal or state law or listed on any stock exchange or admitted to any national marketing system.

          8.3 Term of Plan. The Plan, unless sooner terminated as provided in Section 8.4, shall commence upon its adoption by the Board and shall terminate on the conclusion of the Offering Period commencing on September 1, 2011.

          8.4 Amendment of the Plan; Termination. The Board shall have the right to revise, amend or terminate the Plan at any time without notice, provided that no Eligible Employee’s existing rights are adversely affected thereby without the consent of the Eligible Employee, and provided further that, without approval of the stockholders of the Company, no such revision or amendment shall (1) increase the total number of Shares to be offered other than with evergreen increases provided for in Section 1.3; (2) change the formula by which the price at which the Shares shall be sold is determined; (3) increase the maximum number of Shares that an Eligible Employee may purchase; (4) materially modify the requirements as for becoming an Eligible Employee under the Plan; (5) otherwise materially increase the benefits under the Plan to Eligible Employees; or (6) remove the administration of the Plan from the Committee. The foregoing prohibitions shall not be affected by adjustments in Shares and purchase price made in accordance with the provisions of Section 8.1. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide Eligible Employees with the benefits available under Section 423 of the Code relating to employee stock purchase plans or to bring the Plan or rights granted under the Plan into compliance therewith.

          8.5 Application of Funds. The proceeds received by the Company from the sale of Common Stock pursuant to the Plan will be used for general corporate purposes.

          8.6 No Obligation to Participate. The offering of Shares under the Plan shall impose no obligation upon any Eligible Employee to subscribe to purchase any such Shares.

          8.7 No Implied Rights to Employees. The existence of the Plan, and the offering of Shares under the Plan, shall in no way give any employee the right to continued employment, give any employee the right to receive any Common Stock or any additional Common Stock under the Plan, or otherwise provide any employee any rights other than those specifically set forth in the Plan.

          8.8 Withholding. Whenever (1) the Company proposes or is required to issue, transfer or approve the transfer or Shares issued under the Plan or (2) if a Participant previously receiving Shares under the Plan makes any disposition of such Shares prior to the expiration of the holding periods required under Section 423(a)(1) of the Code, and such Participant is then employed by the Company, then in either event, the Company shall have the right, but shall not be obligated, to require a Participant to remit to the Company an amount sufficient to satisfy any federal, state or local withholding tax liability. Pending receipt of such payment, the Company may delay the delivery of any certificate or certificates for such Shares or may deduct the required amount from amounts otherwise due and payable to the Participant by the Company. Whenever under the Plan payments are to be made in cash, such payments shall be made net of an amount sufficient to satisfy any federal, state or local withholding tax liability.

          8.9 Participants’ Personal Tax Responsibilities. Each Participant shall be personally responsible to pay or make adequate provision to pay any individual foreign, federal, state or local tax obligations which may arise as a result of his or her acquisition or disposition of Shares.

          8.10 Designation of Beneficiary. A Participant may file a written designation of a beneficiary who is to receive any Shares and, if applicable, funds from the Participant’s Account in the event of the Participant’s death subsequent to the end of an Offering Period but prior to delivery to the Participant of such Shares and funds. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s Account in the event of the Participant’s death during an Offering Period. Such designation of beneficiary may be changed by the Participant at any time by written notice in the form prescribed by the Committee. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living (or if an entity, is otherwise in existence) at the time of the Participant’s death, the Company shall deliver such Shares and funds to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may determine.

          8.11 Choice of Law. All questions concerning the construction, validity and interpretation of the Plan shall be governed by the substantive laws of the State of Florida (but any provision of Florida law shall not apply if the application of such provision would result in the application of the law of a state or jurisdiction other than Florida).

          8.12 Effective Date of Plan; Stockholder Approval. The Amended and Restated Plan shall become effective April 1, 2004, with such date being the effective date of the Amended and Restated Plan; provided that (1) the Amended and Restated Plan is approved by the stockholders of the Company within 12 months after its adoption by the Board and (2) no Purchase Documents may be tendered and no Shares may be purchased under the Restated and Amended Plan from and after April 1, 2004 and prior to such approval by the Company’s stockholders.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY CHICO’S FAS, INC.

PROXY SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE
HELD ON JUNE 22, 2004

The undersigned, a stockholder of CHICO’S FAS, INC. (the “Company”), hereby appoints Marvin J. Gralnick, Scott A. Edmonds and Patricia Murphy Kerstein, and each of them, attorney and proxy of the undersigned, each with full powers of substitution, for and on behalf of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Sanibel Harbour Resort, Fort Myers, Florida at 2:00 P.M., local time, on June 22, 2004 and any adjournments or postponements thereof (the “Annual Meeting”), and to vote at the Annual Meeting all the shares of Common Stock of the Company that the undersigned is entitled to vote at the Annual Meeting, with the same effect as if the undersigned were personally present at the Annual Meeting, all as described in the Company’s Proxy Statement dated April 28, 2004 relating to the Annual Meeting, and the undersigned hereby authorizes and instructs the above named proxies to vote as specified herein.

Please be sure to sign and date this Proxy in the space provided.	Dated:

Stockholder sign above—— Co-holder (if any) sign above

The Board of Directors recommends voting “FOR” the following nominees and proposals:

1. ELECTION OF DIRECTORS Nominees for Class II Directors:	For All Nominees Listed	Withhold Authority For All Nominees Listed	For All Except
Helene B. Gralnick, Verna K. Gibson and Betsy S. Atkins	☐	☐	☐

Nominees for Class I Director:

Scott A. Edmonds

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

2. PROPOSAL TO AMEND THE AMENDED AND RESTATED ARTICLES OF INCORPORATION	For	Against	Abstain
	☐	☐	☐

3. PROPOSAL TO APPROVE THE COM- PANY’S AMENDED AND RESTATED 2002 EMPLOYEE STOCK PURCHASE PLAN	For	Against	Abstain
	☐	☐	☐

4. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS	For	Against	Abstain
	☐	☐	☐
5. OTHER MATTERS: Unless a line is stricken through this sentence, the proxies herein named may in their discretion vote the shares represented by this Proxy upon such other matters as may properly come before the Annual Meeting.

The shares represented by this Proxy will be voted in the manner directed herein only if this Proxy is properly executed and timely returned. If the undersigned does not specify a choice, the shares will be voted FOR the nominees for director listed on this Proxy, FOR approving the Amended and Restated Articles of Incorporation, FOR approving the Amended and Restated 2002 Employee Stock Purchase Plan, FOR ratification of the appointment of Ernst & Young LLP as independent certified public accountants, and in the discretion of the proxies for other matters that may properly come before the Annual Meeting.
The stockholder signing this proxy acknowledges receipt of (1) the Company’s 2003 Annual Report to Stockholders and (2) the Company’s Notice of Annual Meeting and Proxy Statement dated April 28, 2004 relating to the Annual Meeting. The stockholder signing above does hereby revoke any proxy previously given with respect to the shares represented by this Proxy.

Detach above card, sign, date and mail in postage paid envelope provided.
CHICO’S FAS, INC.

NOTE: Your signature should appear as your name appears hereon. As to shares held in joint names, each joint owner should sign. If the signer is a corporation, please sign full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person. If signing as attorney, executor, administrator, trustee, guardian, or in other representative capacity, please give full title as such.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD
AND PROMPTLY RETURN IT USING THE ENCLOSED ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.